ASSET PURCHASE AGREEMENT

                                  among

                      LIN BROADCASTING CORPORATION,

                       LIN TELEVISION CORPORATION,

                     COOK INLET COMMUNICATIONS, INC.

                                   and

                     COOK INLET COMMUNICATIONS CORP.




                        Dated as of June 7, 1994

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                                CONTENTS

 ARTICLE I  DEFINITIONS  . . . . . . . . . . . . . . . . . .1

     1.1    Defined Terms. . . . . . . . . . . . . . . . . .1
     1.2    Other Definitional Matters . . . . . . . . . . 12

 ARTICLE II PURCHASE OF ASSETS AND ASSUMPTION OF
            LIABILITIES  . . . . . . . . . . . . . . . . . 13

     2.1    Purchase of Assets . . . . . . . . . . . . . . 13
            2.1.1   Equipment and Other Personal
                    Property . . . . . . . . . . . . . . . 13
            2.1.2   Licenses . . . . . . . . . . . . . . . 13
            2.1.3   Equipment and Other Personal
                    Property Leases. . . . . . . . . . . . 13
            2.1.4   Accounts Receivable. . . . . . . . . . 13
            2.1.5   Intellectual Property. . . . . . . . . 14
            2.1.6   Programming Materials. . . . . . . . . 14
            2.1.7   Contract Rights and Other
                    Intangible Assets. . . . . . . . . . . 14
            2.1.8   Real Property. . . . . . . . . . . . . 14
            2.1.9   Claims . . . . . . . . . . . . . . . . 14
            2.1.10  Customer Relationships . . . . . . . . 15
            2.1.11  Files and Records. . . . . . . . . . . 15

     2.2    Excluded Assets. . . . . . . . . . . . . . . . 15
     2.3    Assumption of Liabilities. . . . . . . . . . . 16
     2.4    Excluded Liabilities . . . . . . . . . . . . . 16
     2.5    Transfer Taxes . . . . . . . . . . . . . . . . 17
     2.6    Purchase Price . . . . . . . . . . . . . . . . 17
     2.7    Instruments of Sale and Transfer; Further
            Assurances   . . . . . . . . . . . . . . . . . 18
     2.8    Allocation of Purchase Price . . . . . . . . . 18
     2.9    Assignment of Contracts and Rights . . . . . . 18

 ARTICLE III        REPRESENTATIONS AND WARRANTIES OF
            STOCKHOLDER AND STATION. . . . . . . . . . . . 19

     3.1    Organization and Good Standing . . . . . . . . 19
     3.2    Power and Authority. . . . . . . . . . . . . . 19
     3.3    Capitalization; Subsidiaries; Equity
            Interest     . . . . . . . . . . . . . . . . . 20
     3.4    No Approvals or Notices Required; No
            Conflicts With Instruments . . . . . . . . . . 20
     3.5    Relationship With Stockholder. . . . . . . . . 21
     3.6    Financial Statements . . . . . . . . . . . . . 21
     3.7    Licenses; Governmental Authorizations. . . . . 21
     3.8    Compliance With FCC Licenses . . . . . . . . . 22
     3.9    Absence of Certain Changes or Events . . . . . 22
     3.10   Taxes        . . . . . . . . . . . . . . . . . 23

     3.11   Contracts    . . . . . . . . . . . . . . . . . 23
     3.12   Property     . . . . . . . . . . . . . . . . . 24
     3.13   Compliance With Environmental Laws . . . . . . 26
     3.14   Claims and Legal Proceedings . . . . . . . . . 26
     3.15   Labor Matters. . . . . . . . . . . . . . . . . 27
     3.16   Patents, Trademarks, Etc.. . . . . . . . . . . 28
     3.17   Accounts Receivable. . . . . . . . . . . . . . 28
     3.18   Applicable Laws. . . . . . . . . . . . . . . . 28
     3.19   Insurance    . . . . . . . . . . . . . . . . . 29
     3.20   Employee Benefit Plans . . . . . . . . . . . . 29
     3.21   Brokerage    . . . . . . . . . . . . . . . . . 32
     3.22   Absence of Questionable Payments . . . . . . . 32
     3.23   Chapter 11 Representations . . . . . . . . . . 33
     3.24   Full Disclosure. . . . . . . . . . . . . . . . 33

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
            AND ACQUIROR . . . . . . . . . . . . . . . . . 33

     4.1    Organization and Good Standing . . . . . . . . 33
     4.2    Power and Authority. . . . . . . . . . . . . . 34
     4.3    Capitalization; Subsidiaries; Equity
            Interests    . . . . . . . . . . . . . . . . . 34
     4.4    No Approvals or Notices Required; No
            Conflicts With Instruments . . . . . . . . . . 35
     4.5    Relationship With Parent . . . . . . . . . . . 36
     4.6    Financial Statements . . . . . . . . . . . . . 36
     4.7    Licenses; Governmental Authorizations. . . . . 37
     4.8    Compliance With FCC Licenses . . . . . . . . . 37
     4.9    Absence of Certain Changes or Events . . . . . 37
     4.10   Taxes        . . . . . . . . . . . . . . . . . 39
     4.11   Contracts    . . . . . . . . . . . . . . . . . 39
     4.12   Property     . . . . . . . . . . . . . . . . . 40
     4.13   Compliance With Environmental Laws . . . . . . 42
     4.14   Claims and Legal Proceedings . . . . . . . . . 42
     4.15   Labor Matters. . . . . . . . . . . . . . . . . 43
     4.16   Patents, Trademarks, Etc.. . . . . . . . . . . 44
     4.17   Accounts Receivable. . . . . . . . . . . . . . 44
     4.18   Applicable Laws. . . . . . . . . . . . . . . . 44
     4.19   Insurance    . . . . . . . . . . . . . . . . . 45
     4.20   Employee Benefit Plans . . . . . . . . . . . . 45
     4.21   Reports  . 49
     4.22   Brokerage    . . . . . . . . . . . . . . . . . 49
     4.23   Absence of Questionable Payments . . . . . . . 49
     4.24   Full Disclosure. . . . . . . . . . . . . . . . 50

 ARTICLE V  GOVERNMENTAL CONSENTS. . . . . . . . . . . . . 50

     5.1    FCC Consent  . . . . . . . . . . . . . . . . . 50
     5.2    HSR Act  . . . . . . . . . . . . . . . . . . . 51

 ARTICLE VI  FURTHER AGREEMENTS. . . . . . . . . . . . . . 51

     6.1    Further Agreements of Stockholder
            and Station  . . . . . . . . . . . . . . . . . 51

            6.1.1   Schedules, Exhibits, Etc.. . . . . . . 52
            6.1.2   Conduct Prior to the Closing Date. . . 52
            6.1.3   No Solicitation of Transactions. . . . 55
            6.1.4   Insurance and Loss of or Damage to . . .
                    Assets . . . . . . . . . . . . . . . . 56
            6.1.5   Tax Representations. . . . . . . . . . 56
            6.1.6   Confidentiality. . . . . . . . . . . . 56
            6.1.7   Securities Agreement . . . . . . . . . 56
            6.1.8   Consents . . . . . . . . . . . . . . . 57

     6.2    Further Agreements of Acquiror and Parent. . . 57
            6.2.1   Schedules, Exhibits, Etc.. . . . . . . 57
            6.2.2   Conduct Prior to the Closing Date. . . 57
            6.2.3   Letter Ruling. . . . . . . . . . . . . 60
            6.2.4   Distribution . . . . . . . . . . . . . 60
            6.2.5   Registration of Acquiror Common
                    Stock. . . . . . . . . . . . . . . . . 61
            6.2.6   Listing. . . . . . . . . . . . . . . . 61
            6.2.7   Consents . . . . . . . . . . . . . . . 61
            6.2.8   Compliance With Securities Laws. . . . 61
            6.2.9   Parent Undertakings. . . . . . . . . . 61

     6.3    Further Agreements . . . . . . . . . . . . . . 62

            6.3.1   Access; Information. . . . . . . . . . 62
            6.3.2   Advice of Claims . . . . . . . . . . . 62
            6.3.3   Other Cooperation Prior to Closing
                    Date . . . . . . . . . . . . . . . . . 63
            6.3.4   Other Cooperation After Closing
                    Date . . . . . . . . . . . . . . . . . 63
            6.3.5   Post-Closing Adjustment. . . . . . . . 63
            6.3.6   Accounts Receivable. . . . . . . . . . 64
            6.3.7   Film Payables. . . . . . . . . . . . . 65
            6.3.8   Employee Matters . . . . . . . . . . . 65
            6.3.9   Financial Information. . . . . . . . . 67
            6.3.10  Prorations; Trade Agreements . . . . . 68
            6.3.11  Oxford Property. . . . . . . . . . . . 68


 ARTICLE VII        CONDITIONS PRECEDENT TO CLOSING. . . . 69

     7.1    General Conditions . . . . . . . . . . . . . . 69
            7.1.1   Legal Proceedings. . . . . . . . . . . 69
            7.1.2   HSR Act. . . . . . . . . . . . . . . . 69
            7.1.3   FCC Approval . . . . . . . . . . . . . 69

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     7.2    Conditions to Obligations of Parent and
            Acquiror     . . . . . . . . . . . . . . . . . 70
            7.2.1   Accuracy of Representations and
                     Warranties. . . . . . . . . . . . . . 70
            7.2.2   Letter Ruling. . . . . . . . . . . . . 70
            7.2.3   Performance of Agreement . . . . . . . 70
            7.2.4   Consents . . . . . . . . . . . . . . . 70
            7.2.5   No Material Change . . . . . . . . . . 70
            7.2.6   WTHN-TV License Renewal. . . . . . . . 71

     7.3    Conditions to Obligations of Stockholder
            and Station  . . . . . . . . . . . . . . . . . 71
            7.3.1   Accuracy of Representations and
                    Warranties . . . . . . . . . . . . . . 71
            7.3.2   Performance of Agreement . . . . . . . 71
            7.3.3   Effectiveness of Form S-4. . . . . . . 72
            7.3.4   Distribution . . . . . . . . . . . . . 72
            7.3.5   Listing. . . . . . . . . . . . . . . . 72
            7.3.6   No Material Change . . . . . . . . . . 72

 ARTICLE VIII  THE CLOSING . . . . . . . . . . . . . . . . 72

     8.1    Closing Date . . . . . . . . . . . . . . . . . 72
     8.2    Documents to Be Delivered by Parent and
            Acquiror     . . . . . . . . . . . . . . . . . 72
     8.3    Documents to Be Delivered by Stockholder
            and Station  . . . . . . . . . . . . . . . . . 73

 ARTICLE IX  TERMINATION . . . . . . . . . . . . . . . . . 74

 ARTICLE X  GENERAL      . . . . . . . . . . . . . . . . . 74

     10.1   Expenses     . . . . . . . . . . . . . . . . . 74
     10.2   Amendment    . . . . . . . . . . . . . . . . . 75
     10.3   Indemnification and Survival of Warranties . . 75
            10.3.1  Generally. . . . . . . . . . . . . . . 75
            10.3.2  Notice . . . . . . . . . . . . . . . . 78
            10.3.3  Procedure for Third-Party Claims . . . 78
            10.3.4  Survival . . . . . . . . . . . . . . . 79
            10.3.5  Certain Limitations. . . . . . . . . . 80
            10.3.6  Effectiveness. . . . . . . . . . . . . 80
     10.4   Tax Indemnification and Tax Matters. . . . . . 80
            10.4.1  Stockholder and Station
                    Indemnification. . . . . . . . . . . . 80
            10.4.2  Additional Stockholder and Station
                    Indemnification. . . . . . . . . . . . 81
            10.4.3  Additional Parent Indemnification. . . 81
            10.4.4  Separate Obligations . . . . . . . . . 82
            10.4.5  Procedure as to Judicial
                    Proceedings Relating to
                    Section 10.4.2 Indemnification . . . . 82
            10.4.6  Limitation . . . . . . . . . . . . . . 82
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
            10.4.7  Assistance and Cooperation . . . . . . 83
            10.4.8  Parent Indemnification of Acquiror . . 83

     10.5   Waivers  . 84
     10.6   Counterparts . . . . . . . . . . . . . . . . . 84
     10.7   Headings     . . . . . . . . . . . . . . . . . 84
     10.8   Applicable Law . . . . . . . . . . . . . . . . 84
     10.9   Parties in Interest. . . . . . . . . . . . . . 84
     10.10  Notices  . 85
     10.11  Bulk Sales Laws. . . . . . . . . . . . . . . . 86
     10.12  Entire Understanding . . . . . . . . . . . . . 86

 EXHIBITS

 Exhibit A:       Registration Rights Agreement
 Exhibit B:       Stockholders Agreement
 Exhibit C:       Form of Station and Stockholder Tax
                   Representations
 Exhibit D:       Solvency Letter Agreement
 Exhibit E:       Opinion of Parent and Acquiror Counsel
 Exhibit F:       Opinion of Stockholder and Station Counsel

 SCHEDULES

 Schedule 2.2     Excluded Assets
 Schedule 3.3     Capitalization; Subsidiaries; Equity Interest
 Schedule 3.4     Consents
 Schedule 3.5     Relationship With Stockholder
 Schedule 3.6     Financial Statements
 Schedule 3.7     Licenses; Governmental Authorizations
 Schedule 3.8     Compliance With FCC Licenses
 Schedule 3.9     Absence of Certain Changes or Events
 Schedule 3.11    Material Contracts
 Schedule 3.12(a) Station Real Property
 Schedule 3.12(b) Station Personal Property
 Schedule 3.12(c) Encumbrances
 Schedule 3.12(g) Defects in Station Real Property
 Schedule 3.13    Compliance With Environmental Laws
 Schedule 3.14    Claims and Legal Proceedings
 Schedule 3.15    Labor Matters
 Schedule 3.16    Patents, Trademarks, Etc.
 Schedule 3.18    Compliance With Laws
 Schedule 3.19    Insurance
 Schedule 3.20    Employee Benefit Plans
 Schedule 3.21    Brokers and Finders
 Schedule 4.3     Subsidiaries; Etc.
 Schedule 4.4     No Approvals or Notices Required; No
                  Conflicts With Instruments
 Schedule 4.5     Relationship With Parent and Affiliates
 Schedule 4.6     Financial Statements
 Schedule 4.7     FCC Authorizations for Major LIN Stations
 Schedule 4.8     Compliance With FCC Licenses
 Schedule 4.9     Absence of Certain Changes or Events
 Schedule 4.10    Taxes
 Schedule 4.11    Contracts
 Schedule 4.12    Property
 Schedule 4.13    Compliance With Environmental Laws
 Schedule 4.14    Claims and Legal Proceedings
 Schedule 4.15    Labor Matters
 Schedule 4.16    Patents, Trademarks, Etc.
 Schedule 4.18    Applicable Laws

 Schedule 4.19    Insurance
 Schedule 4.20    Employee Benefit Plans
 Schedule 4.22    Brokerage
 Schedule 6.2.2   Conduct Prior to the Closing Date
 Schedule 6.3.8   Station Employees
 Schedule 7.2.4   Consents Required for Closing

                        ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of June 7, 1994 by and among LIN Broadcasting Corporation, a Delaware corporation ("Parent"), LIN Television Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent ("Acquiror"), Cook Inlet Communications, Inc., an Alaska corporation ("Stockholder"), and Cook Inlet Communications Corp., a Delaware corporation and subsidiary of Stockholder ("Station").

                                RECITALS

     A. Station desires and intends to sell to Acquiror substantially all of Station's operating assets and to assign, without limitation, the licenses for WTNH-TV and associated auxiliary stations and contractual rights at the price and on the terms and conditions hereinafter set forth.

     B. Acquiror desires and intends to purchase from Station substantially all of Station's operating assets and contractual rights, and to assume substantially all of Station's operating liabilities, at the price and on the terms and conditions hereinafter set forth.

     C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the sale and purchase of Station's assets.

     D. Parent intends to acquire all the outstanding shares of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock") and to effect a distribution of all such shares to Parent's stockholders (the "Distribution").

                                AGREEMENT

     In consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                         ARTICLE I  DEFINITIONS

 1.1 Defined Terms

     As used in this Agreement, the following terms shall have the following meanings:

     "Accounts Receivable" shall mean all accounts receivable, billed and unbilled, net of a reasonable allowance for doubtful accounts.

     "Acquiror Accounts Payable" shall mean all of Acquiror's accounts payable in accordance with generally accepted accounting principles on a basis consistent with the December 31, 1993 audited financial statements of Acquiror, including an accrual equal to the amount of all unpaid fees and expenses payable by Acquiror in connection with this Agreement and the transactions contemplated hereby.

     "Acquiror Accrued Expenses" shall mean all of Acquiror's film contract obligations and other accruals, including all other liabilities that are classified as current under generally accepted accounting principles, but excluding Acquiror Accounts Payable, Acquiror Accrued Income Taxes and the current portion of Acquiror Debt.

     "Acquiror Accrued Income Taxes" shall mean all income taxes accrued and classified as a current liability, including, as a minimum, (i) a federal tax accrual of $5.1 million, plus (ii) a state tax accrual with respect to Indiana Broadcasting Corporation of $1.8 million, plus
 (iii) accrued 1994 income taxes (net of any related payments and charges), in each case on a basis consistent with the December 31, 1993 audited financial statements of Acquiror.

     "Acquiror Balance Sheet" is defined in Section 4.6.

     "Acquiror Cash" shall mean all of Acquiror's cash and cash equivalents in accordance with generally accepted accounting principles on a basis consistent with the December 31, 1993 audited financial statements of Acquiror.

     "Acquiror Closing Balance Sheet" shall mean the consolidated balance sheet of Acquiror immediately preceding the Closing and determined in accordance with Section 6.3.5 setting forth, among other things, the amounts of Acquiror Debt, Acquiror's Accounts Receivable, Acquiror Accrued Expenses, Acquiror Accounts Payable, Acquiror Cash, Acquiror Other Current Assets and Acquiror Accrued Income Taxes.

     "Acquiror Closing Liabilities" shall mean the total of
 (a) Acquiror Debt, plus (b) Acquiror Accounts Payable, plus
 (c) Acquiror Accrued Income Taxes, plus (d) Acquiror Accrued Expenses, plus (e) Acquiror Other Current Liabilities, minus
 (f) Acquiror Cash, minus (g) Acquiror's Accounts Receivable, minus (h) Acquiror Other Current Assets, minus (i) Acquiror Cost of Acquisitions, plus (j) Acquiror Proceeds From Asset Dispositions, all determined with reference to the Acquiror Closing Balance Sheet.

     "Acquiror Common Stock" is defined in Recital D.

     "Acquiror Cost of Acquisitions" shall mean the actual cost expended after March 31, 1994 but before the Closing Date and capitalized in the Acquiror Closing Balance Sheet for local marketing agreements (including, but not limited to, the Dallas Agreements), equity investments in programming and television station acquisitions acquired solely with cash and/or debt.

     "Acquiror Debt" shall mean all of Acquiror's long-term debt, including the current portion thereof (and all accrued interest thereon).

     "Acquiror Disclosure Document" shall mean any document filed with the SEC in connection with this Agreement
 (including the Form S-4) or distributed to Acquiror's stockholders in connection with the Distribution.

     "Acquiror Employee Benefit Plan" is defined in
 Section 4.20(a).

     "Acquiror Financial Information" is defined in
 Section 6.3.9.

     "Acquiror Financial Statements" is defined in
 Section 4.6.

     "Acquiror Loss" is defined in Section 10.3.1(b).

     "Acquiror Other Current Assets" shall mean all of Acquiror's film contract rights and other current assets, including all other assets that are classified as current under generally accepted accounting principles and on a basis consistent with the December 31, 1993 audited financial statements of Acquiror, but excluding Acquiror Cash and Acquiror's Accounts Receivable.

     "Acquiror Other Current Liabilities" shall mean all liabilities that are classified as current liabilities in accordance with generally accepted accounting principles, except for Acquiror Accounts Payable, Acquiror Accrued
 Expenses, Acquiror Accrued Income Taxes and the current portion of Acquiror Debt.

     "Acquiror Proceeds From Asset Dispositions" shall mean the fair market value of all consideration received as a result of the sale, transfer, exchange or other disposition of any and all assets of Acquiror after the execution date of this Agreement and prior to the Closing other than immaterial transactions (individually or in the aggregate) in the ordinary course of business consistent with past practice.

     "Actual Cash Consideration" shall mean (a) $120,170,000, plus (b) the amount, if any, by which the Station Closing Accounts Receivable are greater than $8,250,000, minus (c) the amount, if any, by which the Station Closing Accounts Receivable are less than $8,250,000, plus (d) the product of
 (i) .1151 and (ii) the amount, if any, by which the Acquiror Closing Liabilities are greater than $172,881,000, minus
 (e) the product of (i) .1151 and (ii) the amount, if any, by which the Acquiror Closing Liabilities are less than $172,881,000, minus (f) the amount of Station Film Payables Outstanding, minus (g) the amount, if any, by which Station Accounts Payable exceed $2,000,000, plus (h) the amount, if any, by which Station Accounts Payable are less than $2,000,000, plus (i) the Stock Option Adjustment Amount.

     "Affiliate" of any Person (the "Subject") shall mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with the Subject and, without limiting the generality of the foregoing, shall in any event include (a) any Person that beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any Person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest.

     "Affiliated Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) and any consolidated, combined or unitary group under state, local or foreign law that includes (a) in the case of Station and Stockholder, Station and (b) in the case of Parent and Acquiror, Acquiror or any of the LIN Stations; provided, however, that the term "Affiliated Group" shall in no event include any stockholder (or any person that owns, directly or indirectly, any interest in any such stockholder) of Parent or Cook Inlet Region, Inc. that owns less than 80% of the outstanding common stock of Parent or Cook Inlet Region, Inc., respectively.

     "Aggregate Option Exercise Price" shall mean the aggregate exercise price for all employee options to purchase Acquiror Common Stock that are outstanding or that Acquiror is obligated to issue at the time of the Distribution that have an exercise price of less than the Open Market Share Value.

     "Aggregate Option Market Price" shall mean the product of
 (a) the total number of shares of Acquiror Common Stock subject to employee options that are outstanding at the time of the Distribution that have an exercise price of less than the Open Market Share Value and (b) the Open Market Share Value.

     "ASCAP Litigation" shall mean the lawsuit entitled Buffalo Broadcasting Co. v. ASCAP, 546 F. Supp. 274 (S.D.N.Y.
 1982), rev'd, 744 F.2d 917 (2d Cir. 1984), cert. denied, 469
 U.S. 1211 (1985), and all liabilities attributable to ASCAP, BMI and local music license fees, including, but not limited to, administration fees, attorneys' fees and all other liabilities and expenses relating thereto.

     "Assets" is defined in Section 2.1.

     "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement of Acquiror to be delivered by Acquiror to Station at the Closing, which shall be in a form mutually acceptable to Station and Acquiror.

     "Assumed Liabilities" is defined in Section 2.3.

     "Balance Sheet Items" is defined in Section 6.3.9.

     "Bankruptcy Code" shall mean the Bankruptcy Reform Act of
 1978, as amended, Title 11, United States Code.

     "Bill of Sale" shall mean the Bill of Sale of Station to be delivered by Station to Acquiror at the Closing, which shall be in a form mutually acceptable to Acquiror and Station.

     "Buyer Indemnified Damages" is defined in
 Section 10.3.1(c).

     "Closing" shall mean the closing of the sale and purchase of the Assets and the assumption by Acquiror of the Assumed
 Liabilities on the Closing Date, all in accordance with this Agreement.

     "Closing Date" is defined in Section 8.1.

     "Closing Shares Outstanding" shall mean the quotient of
 (a) the number of shares of Acquiror Common Stock distributed to Parent's stockholders in the Distribution, divided by
 (b) .8849.

     "COBRA" is defined in Section 6.3.8(c).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder.

     "Confidentiality Agreement" shall mean the letter agreement dated March 23, 1994, between Stockholder and Parent.

     "Control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Dallas Agreements" shall mean the agreements that Acquiror and Parent have entered into with respect to KXTX, Inc., including, without limitation, agreements regarding the purchase of assets and the purchase of capital stock, an option to purchase capital stock and a local marketing agreement.

     "Deemed Loss" is defined in Section 10.3.1(b).

     "Distribution" is defined in Recital D.

     "DOJ" shall mean the Antitrust Division of the United
 States Department of Justice.

     "DOL" shall mean the United States Department of Labor.

     "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, conditional sales agreement, charge, encumbrance or other adverse claim or interest of any kind (including, without limitation, Tax liens), excluding, in the case of real property, utility easements.

     "Environmental Laws" shall mean all federal, state, county or local statutes, laws, regulations, guidelines, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any Governmental Entity relating to the protection of human health and the environment (air, water, groundwater, soil, noise, odor, wastes and toxic materials), including, by way of illustration and not limitation, the Clean Air Act, the Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987), the Resource Conservation and Recovery Act of 1976 (as amended by the Hazardous and Solid Waste Amendments of 1984), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), the Hazardous Materials Transportation Act, the Toxic Substances Control Act and any rules and regulations implementing these statutes and laws, as well as all other applicable federal, state, county, local and foreign environmental requirements.

     "ERISA" shall mean the Employee Retirement Income
 Security Act of 1974, as amended.

     "Estimated Cash Consideration" is defined in
 Section 2.6(a).

     "Exchange Act" shall mean the Securities Exchange Act of
 1934, as amended, and the rules and regulations promulgated thereunder.

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Liabilities" is defined in Section 2.4.

     "Exclusivity Agreement" shall mean the exclusivity letter agreement dated April 5, 1994, and amended May 13, 1994, between Acquiror and Stockholder.

     "FCC" shall mean the Federal Communications Commission.

     "FCC Applications" is defined in Section 5.1(a).

     "FCC Approval" shall mean the FCC's approval of the FCC
 Applications.

     "FCC Licenses" shall mean all licenses and permits issued or granted by, and any authorizations of, the FCC for the operation of the relevant station(s), including, but not limited to, the licenses, permits and authorizations set forth in Schedules 3.7 and 4.7.

     "FCC Order" shall mean an order of the FCC, or of the Mass Media Bureau of the FCC, acting under delegated authority.

     "Form S-4" shall mean the registration statement on Form S-4 or any successor form to be prepared and filed with the SEC by Acquiror pursuant to Section 6.2.5.

     "FTC" shall mean the Federal Trade Commission.

     "Governmental Entity" shall mean the United States, any state of the United States or any federal, state, local or foreign government, court, administrative agency or commission or other governmental authority or instrumentality.

     "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table
 (49 C.F.R. Section 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products and their derivatives, and such other substances, materials and wastes as become regulated or subject to cleanup authority under any Environmental Laws.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
 Improvements Act of 1976, as amended.

     "Indemnifying Party" is defined in Section 10.3.2.

     "Indemnitee" is defined in Section 10.3.2.

     "Interest" shall mean 8% per annum calculated based on a 365-day year and the actual number of days elapsed.

     "IRS" shall mean the Internal Revenue Service.

     "Letter Ruling" is defined in Section 6.2.3.

     "Letter Ruling Notice" is defined in Section 6.2.3.

     "LIN Personal Property" is defined in Section 4.12(c).

     "LIN Real Property" is defined in Section 4.12(a).

     "LIN Stations" shall mean all subsidiaries of Acquiror listed on Schedule 4.3, including, without limitation, the Major LIN Stations and KXAN, Inc. (KXAN-TV (Austin, Texas)), WAND Television, Inc. (WAND-TV (Decatur-Champaign-Springfield-Danville, Illinois)) and Indiana Broadcasting Corporation (WISH-TV (Indianapolis, Indiana) and WANE-TV (Fort Wayne, Indiana)).

     "Major LIN Stations" shall mean North Texas Broadcasting
 Corporation (KXAS-TV (Dallas-Fort Worth, Texas)), the WISH-TV division of Indiana Broadcasting Corporation (WISH-TV
 (Indianapolis, Indiana)) and WAVY Television, Inc. (WAVY-TV
 (Hampton Roads, Virginia)).

     "Material Adverse Effect" with respect to any entity or to any assets shall mean any change or effect that, when taken together with all other adverse changes and effects

 (including, without limitation, such changes and effects that are within the scope of the representations and warranties made by such entity or as to such assets, but are not individually or in the aggregate deemed to have a Material Adverse Effect on such entity or such assets), is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of such entity or such assets, as applicable; provided, however, that economic and regulatory conditions generally affecting the television broadcasting industry shall not be deemed alone, or in combination with other factors, to have a Material Adverse Effect; provided further, that any Tax liability for which Acquiror is or may be liable solely as a result of being a member of an Affiliated Group (and not as a result of its own operations) shall not be deemed to have a Material Adverse Effect on Acquiror to the extent that Parent agrees to indemnify Acquiror for such Tax liability.

     "McCaw" shall mean McCaw Cellular Communications, Inc., a
 Delaware corporation.

     "Net Book Value" shall mean the net book value of the personal property of any party as determined in accordance with generally accepted accounting principles and as reflected in the books and records relied upon by such party in the preparation of audited financial statements.

     "Open Market Share Value" shall mean the average of the high and low sales prices of the Acquiror Common Stock on the Nasdaq National Market, the American Stock Exchange, Inc. or the New York Stock Exchange, Inc., as the case may be, for each of the 20 trading days commencing on the sixth trading day following the Distribution.

     "Parent Threshold Amount" shall have the meaning assigned to that term in the Solvency Letter Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty
 Corporation.

     "Person" shall mean any individual, partnership, joint-stock company, firm, corporation, association, unincorporated organization, joint venture, trust or other entity.

     "Profit Sharing Plan" shall mean the Profit Sharing Plan for Employees of Station WTNH-TV.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement to be entered into by Acquiror and Station at the Closing, a form of which is attached as Exhibit A hereto.

     "Related Agreements" shall mean the Stockholders
 Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

     "Reorganization Plan" shall mean the Cook Inlet
 Communications Corp. Chapter 11 Plan dated July 8, 1993 as confirmed by the United States Bankruptcy Court for the District of Delaware on August 12, 1993.

     "Revenue Procedure" is defined in Section 6.2.3.

     "SEC" shall mean the Securities and Exchange Commission.

     "Section 355 Representation" is described in
 Section 10.4.2.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller Indemnified Damages" is defined in
 Section 10.3.1(a).

     "Share Consideration" is defined in Section 2.6(b).

     "Solvency Letter Agreement" shall mean that certain
 Letter Agreement between McCaw and Cook Inlet Region, Inc., a form of which is attached as Exhibit D hereto.

     "Station Accounts Payable" shall mean all accounts payable of Station in accordance with generally accepted accounting principles determined as of the Closing Date and adjusted in accordance with Section 6.3.10, but excluding
 (a) Station Film Payables Outstanding and (b) all liabilities relating to employee accrued vacation and sick leave.

     "Station Balance Sheet" is defined in Section 3.6.

     "Station Closing Accounts Receivable" shall mean the
 Accounts Receivable of Station as of the Closing Date determined with reference to the Station Closing Balance Sheet and adjusted in accordance with Section 6.3.10.

     "Station Closing Balance Sheet" shall mean the balance sheet of Station immediately preceding the Closing and determined in accordance with Section 6.3.5 setting forth, among other things, the amount of Station Closing Accounts
 Receivable.

     "Station Employee Benefit Plan" is defined in
 Section 3.20(a).

     "Station Film Payables Outstanding" shall mean the aggregate amount of all film contract payment obligations owed by Station, other than payment obligations that are not more than 60 days past their respective contractual due date.

     "Station Financial Information" is defined in Section
 6.3.9.

     "Station Financial Statements" is defined in Section 3.6.

     "Station Personal Property" is defined in
 Section 3.12(b).

     "Station Real Property" is defined in Section 3.12(a).

     "Station Tax Indemnitees" is defined in Section 10.4.3.

     "Station Union Contracts" shall mean Station's Collective Bargaining Agreement with the American Federation of Television and Radio Artists effective for the period May 1, 1993 to April 30, 1996 and Collective Bargaining Agreement with the National Association of Broadcast Employees and Technicians (AFL-CIO) effective for the period February 11, 1994 to February 10, 1998.

     "Stockholders Agreement" shall mean the Stockholders
 Agreement to be entered into by Parent, Acquiror and Station at the Closing, a form of which is attached as Exhibit B hereto.

     "Stock Option Adjustment Amount" shall mean the product of (a) .1151 and (b) the Aggregate Option Market Price minus the Aggregate Option Exercise Price.

     "Tax" or "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of, in the case of Station, Station or its Affiliated Group or, in the case of Acquiror, Acquiror or its Affiliated Group, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and all reasonable fees associated with resolving any related disputes, including, but not limited to, accounting, legal and consulting fees; provided, however, that such terms shall not include real property transfer taxes or sales taxes imposed in connection with the transactions contemplated by this Agreement.

     "Tax Returns" shall mean all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of, in the case of Station, Station and its Affiliated Group and, in the case of Acquiror, Acquiror and its Affiliated Group, including, without limitation, consolidated federal income tax returns of the relevant Affiliated Group.

     "Tradeout Agreements" shall mean all contracts, agreements or commitments, oral or written, pursuant to which a party has sold or traded commercial airtime in consideration for any property or services in lieu of or in addition to cash, including, without limitation, agreements under which commercial airtime availabilities within a particular program are exchanged for the provision of such program.

     "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

 1.2 Other Definitional Matters

     (a) The words "this Agreement," "hereby," "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article," "Section," "Schedule," "Exhibit" and like references are to this Agreement, unless otherwise specified.

     (b) Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

     (c) Any defined term that relates to a document shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions that may heretofore have been or that may hereafter be executed in accordance with the terms thereof and as may be permitted by this Agreement.

     (d) The phrases "after due inquiry of the management of the LIN Stations" and "after due inquiry of the management of the Major LIN Stations" shall mean that a representative of Acquiror or Parent has inquired of the General Managers of the LIN Stations or the Major LIN Stations, respectively.

     (e) The phrase "to the knowledge of Parent" and phrases of like import shall include the knowledge of Parent's direct wholly owned subsidiary, LTC Holdings, Inc. The phrase "to the knowledge of Acquiror" and phrases of like import shall include the knowledge of Acquiror's direct wholly owned subsidiary, LWWI Broadcasting, Inc.

            ARTICLE II  PURCHASE OF ASSETS AND ASSUMPTION OF
                               LIABILITIES

 2.1 Purchase of Assets

     At the Closing and subject to the terms and conditions of this Agreement, Station hereby agrees to sell, assign, transfer, convey and deliver to Acquiror, and Acquiror hereby agrees to purchase, acquire and accept from Station, all the tangible and intangible assets owned or held by Station, including all such assets acquired by Station between the date hereof and the Closing Date, except for the Excluded Assets (collectively, the "Assets"). The Assets shall include, without limitation, all of Station's right, title and interest in, to and under the following:

     2.1.1     Equipment and Other Personal Property

     All machinery, equipment, office furniture, fixtures, office materials and supplies, motor vehicles, tools, spare parts, leasehold improvements and other tangible personal property, including, without limitation, the equipment described in Schedule 3.12(b).

     2.1.2     Licenses

     Station's FCC Licenses and all other licenses, approvals, authorizations, consents, orders, registrations and permits
 (including renewals or modifications thereof and applications therefor), including, without limitation, the licenses described in Schedule 3.7 and the call sign WTNH-TV.

     2.1.3     Equipment and Other Personal Property Leases

     All leases and rental agreements in respect of equipment or other tangible personal property, including, without limitation, the leases and agreements described in
 Schedule 3.12(b).

     2.1.4     Accounts Receivable

     All Accounts Receivable earned by Station on or prior to the Closing Date.

     2.1.5     Intellectual Property

     All intellectual property rights, and all licenses, sublicenses or like agreements providing Station any right or concession to use any such intellectual property, including all trade names, trademarks, service marks, patents, copyrights and their registrations and applications and all goodwill associated therewith, and all technology, know-how, trade secrets, jingles, logotypes, slogans, promotional materials, manufacturing processes, formulae, drawings, designs, computer programs and all documentary evidence thereof, including, without limitation, the intellectual property rights described in Schedule 3.16.

     2.1.6     Programming Materials

     All rights of Station in and to programs and programming material of whatever form or nature (whether recorded on film, tape or any other substance or intended for live performance, whether intended for television broadcast or any other medium, and whether completed or in production).

     2.1.7     Contract Rights and Other Intangible Assets

     All network affiliation agreements, film contracts, advertising contracts, Tradeout Agreements, and other contracts and agreements, intangible assets, and goodwill associated with Station and Station's name (including Station's call letters), including, without limitation, the contracts, agreements and other assets described in
 Schedule 3.11.

     2.1.8     Real Property

     All Station Real Property, and rights thereto, including all buildings, structures and improvements of every nature located thereon, owned or leased by Station, as described in
 Schedule 3.12(a).

     2.1.9     Claims

     Other than the assets included in Excluded Assets, all rights and claims of Station, whether mature, contingent or otherwise, against third parties relating to the Assets, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights or claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors.

     2.1.10    Customer Relationships

     All relationships with customers, including, but not limited to, all files containing information and knowledge about existing and prior customers of Station.

     2.1.11    Files and Records

     All files and records, including schematics, technical information and engineering data, programming information, books of account, employment records and personnel files, purchase and sale records and correspondence, advertising records, files and literature, and FCC logs, files and records (including, without limitation, the files referred to in Section 2.1.10).

 2.2 Excluded Assets

     Station shall not transfer to Acquiror and Acquiror shall not acquire from Station the assets that are listed below or described in Schedule 2.2 (collectively, the "Excluded
 Assets"), which assets are specifically excluded from the Assets and shall remain the property of Station:

     (a) Station's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to Station's organization, existence or share capitalization or as are necessary to enable Station to file its Tax Returns and reports; provided, however, that such books and records shall be maintained in existence for a period of five years following the Closing Date and shall be made available for inspection and duplication by Acquiror upon request for good cause, at its expense and during normal business hours;

     (b) All cash and cash equivalents such as certificates of deposit, Treasury bills and other marketable securities;

     (c) All claims, judgments, settlements, insurance proceeds, refunds or other recoveries in respect of any action, suit or proceeding that relate to any liability retained by Station pursuant to Section 2.4(c);

     (d)  The names "Cook Inlet Communications" and "Cook
 Inlet" and derivations thereof; and

     (e) Any claim with respect to, and all benefits of, property tax appeals with respect to such taxes applicable to periods prior to the Closing.

 2.3 Assumption of Liabilities

     Subject to the terms and conditions of this Agreement, Acquiror shall assume and agree to pay, perform and fully discharge the following liabilities and obligations
 (collectively, the "Assumed Liabilities"):

     (a) All liabilities and obligations of Station that are reflected on the Station Balance Sheet or that arise between the date of the Station Balance Sheet and the Closing Date, to the extent that the same remain unpaid at the Closing Date, except for the Excluded Liabilities;

     (b) Liabilities and obligations of Station that arise out of or relate to the Assets, including, without limitation, all liabilities and obligations of Station under any contract, license, permit, agreement, arrangement or undertaking included among the Assets;

     (c) Liabilities and obligations arising out of or relating to the existence of Hazardous Materials upon, about, beneath or migrating or threatening to migrate to or from any of the Assets or the existence of any violation of any Environmental Laws pertaining to any of the Assets or the business operated in connection therewith;

     (d) Liabilities and obligations of Station in respect of the Profit Sharing Plan and the severance, health, vacation and sick leave policies and programs listed in Schedule 3.20, other than any liability or obligation to the General Manager of Station resulting from the transactions contemplated by this Agreement; and

     (e)  Liabilities relating to or arising out of the ASCAP
 Litigation.

 2.4 Excluded Liabilities

     Acquiror shall not assume any liabilities other than the Assumed Liabilities nor shall it assume any of the following liabilities and obligations (collectively, the "Excluded Liabilities"), which liabilities and obligations shall remain liabilities and obligations of Station:

     (a) Any liabilities or obligations incurred by Station pursuant to the express terms of this Agreement;

     (b) Other than as provided in Section 2.5, any liabilities for Taxes, either accruing with respect to or relating to the period prior to and through the end of the Closing Date;

     (c) Any claim, judgment, penalty, settlement agreement or other obligation to pay damages in respect of any action, suit or proceeding that is pending or threatened prior to the Closing Date and, other than as provided in Section 2.3(c) and other than the ASCAP Litigation, any claim or liability for any injury incurred prior to the Closing Date, whether based on any act or omission of Station or others, including, without limitation, those listed in Schedule 3.14;

     (d) Except to the extent accrued in Station Accounts Payable or paid by Station prior to the Closing, all severance obligations and other costs of termination of employees wherever located resulting from any termination or cessation of employment occurring prior to the Closing Date, from whatever source such obligations and costs arise, including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices or otherwise; and

     (e) All long-term debt (to both related and unrelated parties) of Station, including the current portion thereof
 (including interest thereon).

     Notwithstanding any other provision of this Agreement, Acquiror shall be obligated to assume Station's obligations under the Station Union Contracts only to the extent required by law.

 2.5 Transfer Taxes

     Station and Acquiror shall each pay one-half of all sales and use taxes arising out of the transfer of the Assets, including real estate transfer and conveyance taxes.

 2.6 Purchase Price

     At the Closing and subject to the terms and conditions hereof, in full consideration for the Assets and in addition to Acquiror's assumption of the Assumed Liabilities, Acquiror shall deliver to Station:

     (a)  $120,170,000 in immediately available funds (the
 "Estimated Cash Consideration") and

     (b) a number of shares of Acquiror Common Stock equal to the product of (i) .1151 and (ii) the Closing Shares
 Outstanding (the "Share Consideration").

 Upon determination of the Actual Cash Consideration in accordance with Section 6.3.5, any difference between the

 Estimated Cash Consideration and the Actual Cash Consideration shall be settled in accordance with Section 6.3.5.

 2.7 Instruments of Sale and Transfer; Further Assurances

     On or prior to the Closing Date, Station shall deliver to Acquiror such instruments of sale and assignment as shall be effective to vest in Acquiror, on the Closing Date, all of Station's right, title and interest in and to the Assets. At the Closing, Acquiror shall deliver to Station such additional instruments of assumption as shall be effective to impose on Acquiror, as of the Closing Date, the obligation to assume, pay, perform and discharge the Assumed Liabilities. Station shall take all reasonable additional steps as may be necessary to put Acquiror in possession and operating control of the Assets on the Closing Date, and Acquiror shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities on the Closing Date.

 2.8 Allocation of Purchase Price

     Acquiror and Station shall deliver to each other upon final determination of the Actual Cash Consideration, and shall thereafter timely and properly file, IRS Form 8594 based on an allocation of the aggregate Actual Cash Consideration and Share Consideration as mutually agreed upon by Acquiror and Station.

 2.9 Assignment of Contracts and Rights

     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Acquiror thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Station or Acquiror thereunder so that Acquiror would not, in fact, receive all such rights, Acquiror and Station will cooperate with each other in any arrangement designed to provide for Acquiror the benefits of, and to permit Acquiror to assume all liabilities under, any such claim, contract, license, lease, commitment, sales order or purchase order; provided, however, that such arrangements will be for the benefit and protection of Station, to the extent provided in Section 2.3. Any transfer or assignment to Acquiror by Station of any contract or agreement that shall require the consent or approval of any third party shall, without reducing or adversely affecting

 Station's obligations to transfer or assign such contract or agreement set forth in this Article II or the representations and warranties of Stockholder and Station set forth in
 Article III, be made subject to such consent or approval being obtained.

             ARTICLE III  REPRESENTATIONS AND WARRANTIES OF
                         STOCKHOLDER AND STATION

     To induce Parent and Acquiror to enter into and perform their obligations under this Agreement, except as otherwise noted below, Stockholder and Station jointly represent and warrant to Parent and Acquiror (which representations and warranties shall survive the Closing as provided in Article X) all as follows in this Article III:

 3.1 Organization and Good Standing

     Each of Stockholder and Station is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Stockholder and Station has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the property owned, leased or occupied by it or the nature of the business conducted by it makes such qualification necessary.

 3.2 Power and Authority

     Each of Stockholder and Station has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly authorized by each of Stockholder and Station, including approval by the stockholders of Station in accordance with applicable law. This Agreement has been duly executed and delivered by Stockholder and Station and is, and the Related Agreements to which either is a party, when executed and delivered by Stockholder or Station, will be, legal, valid and binding obligations of Stockholder or Station, enforceable against Stockholder or Station in accordance with their respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and
 (c) indemnification provisions may be subject to the effect of public policy.

 3.3 Capitalization; Subsidiaries; Equity Interest

     Except as set forth in Schedule 3.3, Stockholder owns all the outstanding shares of Station's voting stock, free and clear of all Encumbrances, options, rights of first refusal and limitations on Stockholder's voting rights. Station does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

 3.4 No Approvals or Notices Required; No Conflicts With
 Instruments

     The execution, delivery and performance of this Agreement and the Related Agreements by Stockholder and Station and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to Stockholder or Station, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except as contemplated in Article V or set forth in Schedule 3.4, (c) except as set forth in Schedule 3.4, result in a material default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or in any other way materially affect the rights of Acquiror (as assignee or transferee of Station) under, any material agreement (including, without limitation, Station's network affiliation contract), lease, note or other restriction, Encumbrance, obligation or liability to which Station is a party or by which it is bound or to which the Assets are subject,
 (d) except as set forth in Schedule 3.4, result in the creation of any material lien or Encumbrance upon the Assets,
 (e) conflict with or result in a breach of or constitute a default under any provision of the articles of incorporation or bylaws of Stockholder or Station, or (f) invalidate or materially adversely affect any material permit, license, authorization or status used in or necessary for the conduct of Station's business.

 3.5 Relationship With Stockholder

     Except as set forth in Schedule 3.5, neither Stockholder nor any Affiliate of Stockholder is a party to any contract, oral or written, with Station. Except as set forth in
 Schedule 3.5, Station is not indebted to Stockholder or any Affiliate of Stockholder for any amount, and neither Stockholder nor any Affiliate of Stockholder has any claim against Station for any liability, damage, loss, advance, compensation or other obligation. Neither Stockholder nor any Affiliate of Stockholder other than Station owns or asserts any rights, licenses or any other interests in any of the Assets.

 3.6 Financial Statements

     Stockholder has delivered to Acquiror (a) balance sheets and statements of income, stockholders' equity and cash flows of Station as of and for the fiscal years ended December 31, 1991, 1992 and 1993, and accompanying notes, audited by KPMG Peat Marwick, independent certified public accountants, and
 (b) unaudited balance sheets and statements of income, stockholders' equity and cash flows of Station as of and for the fiscal quarter ended March 31, 1994 (the balance sheet for the fiscal quarter ended March 31, 1994 being herein referred to as the "Station Balance Sheet"). All the foregoing financial statements are herein referred to as the "Station Financial Statements." The Station Financial Statements have been prepared in conformity with generally accepted accounting principles on a basis consistent with prior accounting periods and present fairly the financial position, results of operations and changes in financial position of Station as of the dates and for the periods indicated, subject, in the case of the quarterly financial statements, to normal year-end adjustments. Station has no liability or obligation of any nature (absolute, contingent or otherwise) that would have been required to be reserved against in the Station Financial Statements in accordance with generally accepted accounting principles and that was not fully reflected or reserved against therein, except for liability reserves or obligations incurred since the date of the Station Balance Sheet (i) in the ordinary course of business consistent with past practice or (ii) specifically set forth in Schedule 3.6.

 3.7 Licenses; Governmental Authorizations

     Set forth in Schedule 3.7 is a true and complete list of all of Station's FCC Licenses and other licenses, approvals, authorizations, consents, orders, registrations and permits from Governmental Entities (including renewals or modifications thereof and applications therefor). No material licenses, approvals, authorizations, consents, orders, registrations or permits other than those set forth in
 Schedule 3.7 are required for Station to operate in the manner in which it is operating on the date hereof and as it is currently contemplated to be operated. Except for matters set forth in Schedule 3.7, no investigation, notice of investigation, violation, order, complaint, action or other proceeding is pending or, to Stockholder's or Station's knowledge, threatened before the FCC or any other Governmental Entity to revoke, refuse to renew or modify Station's FCC Licenses or any other authorizations of Station that could in any manner threaten or adversely affect Station's FCC Licenses or the operations of Station as now conducted. To Stockholder's or Station's knowledge, no event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of Station's FCC Licenses or the imposition of any restriction thereon of such a nature as may materially limit the operations of Station as now conducted.

 3.8 Compliance With FCC Licenses

     Except as set forth in Schedule 3.8, Station, its physical facilities, electrical and mechanical systems, and transmitting and studio equipment are being and have been operated in all material respects (a) in accordance with the specifications of the applicable FCC License and in accordance with each document submitted in support of such FCC License and (b) in compliance with all requirements of the Communications Act.

 3.9 Absence of Certain Changes or Events

     Except as set forth in Schedule 3.9, since the date of the Station Balance Sheet, Station has not:

     (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and matters relating hereto), except in the ordinary course of business consistent with past practice;

     (b) created or incurred any new debt or reduced any outstanding debt, except (i) in the ordinary course of business consistent with past practice and (ii) in connection with the redemption of Station's 10.75% Series A and Series B
 Senior Secured Notes due 1998;

     (c) encumbered or disposed of any Asset or made any capital expenditure, except in the ordinary course of business consistent with past practice;

     (d) entered into or agreed to enter into any film contract, except for film contracts entered into after the date of this Agreement in the ordinary course of business consistent with past practice;

     (e) taken any action resulting in the reduction or increase of its working capital (current assets, including cash, less current liabilities, excluding short-term, or the current portion of long-term, debt), except for such customary changes as may be required in the ordinary course of business consistent with past practice;

     (f) changed in any material way other than in the ordinary course of business consistent with past practice the compensation and terms of employment provided to officers and principal employees; or

     (g) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect on the Assets or Station.

 3.10     Taxes

     No tax is required to be withheld pursuant to
 Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

 3.11     Contracts

     Schedule 3.11 contains a true and complete list of all material contracts, oral or written, to which Station is a party or that relate to the business or operations of Station, including, without limitation, network affiliation agreements, national representation agreements, any agreements with Stockholder, management agreements, local marketing agreements, film contracts, advertising contracts that are not terminable without penalty within 180 days after the date of the Station Balance Sheet, Tradeout Agreements that are not terminable without penalty within 180 days after the date of the Station Balance Sheet, security agreements, conditional sale agreements, instruments relating to the borrowing of money, broker or distributorship agreements and all other contracts that by their terms contemplate aggregate payments by any party thereto of $500,000 or more, true and complete copies of which have been delivered to Acquiror. Each such contract is valid and in full force and effect, Station has performed all material obligations imposed upon it thereunder and there is not under such contract any default or event of default on the part of Station or, to Stockholder's or Station's knowledge, any other party thereto that would, or could reasonably be expected to, result in a Material Adverse Effect on the Assets or Station. Station has not received notice, nor is Stockholder or Station otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder.

 3.12     Property

     (a) Attached as Schedule 3.12(a) is a true and complete list of all real property owned, leased or rented by Station, including all easements, rights-of-way, servitudes, leases, permits, licenses, options and other real property rights (the "Station Real Property"), other than the Oxford property referenced in Section 6.3.11. Schedule 3.12(a) contains a true and complete list of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Station Real Property, true and complete copies of which have been delivered to Acquiror.

     (b) Station has provided to Acquiror a true and complete list of all personal property having a Net Book Value in excess of $25,000 that is owned, leased or rented by Station or used in its operations (the "Station Personal Property").
 Schedule 3.12(b) contains a true and complete list of all leases, subleases, rental agreements, service contracts, contracts of sale, tenancies or licenses of any portion of the Station Personal Property, true and complete copies of which have been delivered to Acquiror. The Station Real Property and the Station Personal Property include all tangible properties and assets (whether real, personal or mixed, other than, in the case of the Station Personal Property, property rights with an individual Net Book Value of less than $25,000) used in the conduct of the business and operations of Station as now conducted and as currently proposed to be conducted.

     (c) With respect to the Station Real Property that is owned by Station in fee simple, Station has good and marketable title to such Station Real Property free and clear of all Encumbrances, except as set forth in Schedule 3.12(c). With respect to the Station Real Property in which Station holds a leasehold interest, the leasehold interest is free and clear of all Encumbrances, except as set forth in
 Schedule 3.12(c).  The Encumbrances set forth in
 Schedule 3.12(c) do not in any material respect impair or reduce the value or utility of the Station Real Property for use in the business and operations of Station as now conducted and as currently proposed to be conducted.

     (d) There are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to Stockholder's or Station's knowledge after due inquiry with applicable authorities, may prospectively prevent or cause the imposition of material fines or penalties as the result of the use of all or any portion of the Station Real Property for the conduct thereon of the business of Station as now conducted and as currently proposed to be conducted. Except as set forth in Schedule 3.12(g), Station has received all necessary approvals with regard to occupancy and maintenance of the Station Real Property.

     (e) Each lease of any portion of the Station Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which the Station Personal Property is subject, is valid and in good standing, Station has performed all material obligations imposed upon it thereunder and neither Station nor, to Stockholder's or Station's knowledge, any other party thereto is in material default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Station or, to Stockholder's or Station's knowledge, any other party thereto that would, or could reasonably be expected to, result in a Material Adverse Effect on the Assets or Station. Station has not received notice, nor is Stockholder or Station otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Station Real Property or Station Personal Property is subject to any lease, license, contract of sale or other agreement that could reasonably be expected to have a Material Adverse Effect on the Assets or Station.

     (f)  Except as set forth in Schedule 3.12(b) and for
 (i) assessments with respect to Taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $25,000, is not yet due and payable, and was incurred in the ordinary course of business, the Station Personal Property is free and clear of all Encumbrances, and, other than Station Personal Property leased by Station and so noted on the list supplied pursuant to Section 3.12(b), Station has good and marketable title thereto.

     (g)  Except as specifically set forth in
 Schedule 3.12(g), Station has no knowledge of any material physical defect in the Station Real Property. Station is not in default under any covenant, condition, restriction, easement, right-of-way or governmental approval relating to the Station Real Property, the failure to comply with which would, or could reasonably be expected to, result in a Material Adverse Effect on the Assets or Station.

     (h) None of (i) the Station Real Property, (ii) the operations or activities of the Station, or (iii) any of the other Assets constitutes, severally or in the aggregate, an "establishment," as that term is defined in Connecticut
 General Statutes Section 22a-134, and the transactions contemplated by this Agreement do not constitute the transfer of an establishment as defined in such section.

 3.13     Compliance With Environmental Laws

     To Stockholder's or Station's knowledge, except as specifically set forth in Schedule 3.13:

     (a) neither Station nor any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of Hazardous Materials on the Station Real Property, or any real property previously owned, leased, subleased or used by Station, in violation of any applicable Environmental Law or common law, in each case as in existence on or prior to the Closing Date;

     (b) there have been no releases of Hazardous Materials, pollutants or contaminants by any Person (including, without limitation, any previous owner, lessee or sublessee) on, at or from any assets or properties, including, without limitation, the Station Real Property, or any real property previously owned, leased, subleased or used by Station that could subject Acquiror to liability under any Environmental Law or common law, in each case as in existence on or prior to the Closing Date;

     (c) there has been no generation or transportation of Hazardous Materials, pollutants or contaminants by Station that could subject Acquiror to liability under any Environmental Law or common law, in each case as in existence on or prior to the Closing Date; and

     (d) there are no Hazardous Materials present at adjacent properties that could migrate to, through, over or under the Station Real Property.

 3.14     Claims and Legal Proceedings

     Except as specifically set forth in Schedule 3.14, there are no claims (including, without limitation, Tax claims), actions, suits, arbitrations, proceedings or investigations pending or, to Stockholder's or Station's knowledge, threatened against Station before or by any Governmental Entity or any other Person relating to the Assets or the business or operations of Station or that question the validity of this Agreement or any Related Agreement or any action taken or to be taken by Stockholder or Station pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby. To Stockholder's or Station's knowledge, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation, other than as specifically set forth in Schedule 3.14. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Stockholder or Station is a party that involve the transactions contemplated hereby or that would, or could reasonably be expected to, alone or in the aggregate, have a Material Adverse Effect on the Assets or Station.

 3.15     Labor Matters

     There are no disputes, material employee grievances or material disciplinary actions pending or, to Stockholder's or Station's knowledge, threatened between Station and any of its present or former employees. Station has complied in all material respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such laws. Stockholder and Station have no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of Station's employees. From the date of the Station Balance Sheet to and including the Closing Date, Station has not made any loans in the aggregate greater than $5,000 to any of its directors, officers or employees or those of Stockholder.

     Except as specifically set forth in Schedule 3.15, Station is not a party to any:

     (a) management, employment or other contract providing for the employment or rendition of executive services;

     (b) employment contract with any current or former employee that is not terminable without penalty by Station on 30 days' notice;

     (c) Station Employee Benefit Plan in which any current or former employee may participate, except as set forth in
 Schedule 3.20; or

     (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others).

     Each such contract or other agreement or arrangement set forth in Schedule 3.15 is valid and in full force and effect, Station has performed all material obligations imposed upon it thereunder and there are no defaults or events of default under such contract, agreement or arrangement by Station or, to Stockholder's or Station's knowledge, any other party thereto that would, or could reasonably be expected to, have a Material Adverse Effect on the Assets or Station or that would materially adversely affect the relationship of Acquiror with the employees of Station.

 3.16     Patents, Trademarks, Etc.

     Set forth in Schedule 3.16 is a true and complete list of
 (a) all patents, patent applications, trademark registrations and applications therefor, trade names, service marks, and copyright registrations and applications therefor owned by Station or that are used or useful in its operations and
 (b) all interference actions or adverse claims made or threatened in respect thereof and all claims made or threatened for alleged infringement thereof. To Stockholder's or Station's knowledge, Station does not infringe any valid patent, trademark, trade name, service mark or copyright of any other Person, and no other Person is infringing upon any such rights of Station. Station has not entered into any agreement to indemnify any Person against any claim or charge of infringement of any patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, processes or other intangible rights.

 3.17     Accounts Receivable

     All Accounts Receivable of Station are collectible within 180 days after the date incurred in the amounts at which they are carried on Station's books on the Closing Date.

 3.18     Applicable Laws

     Except as set forth in Schedule 3.18, Station has complied with all previously existing, and is in compliance with all presently existing, federal, state, local and foreign laws (including, without limitation, Tax laws), rules, ordinances, decrees and orders applicable to the Assets or the business or operations of Station, the failure to comply with which might, alone or in the aggregate, have a Material Adverse Effect on the Assets or Station.

 3.19     Insurance

     Set forth in Schedule 3.19 is a true and complete list of all of Station's policies of insurance, including:

     (a) the name, address and telephone number of the insurer and broker;

     (b) the policy number, amount, expiration date and a brief description of coverage, including the amount of any deductible; and

     (c)  material exceptions to each such policy.

 3.20     Employee Benefit Plans

     (a) Set forth in Schedule 3.20 is a true and complete list of each employee benefit plan, fund, program, contract or arrangement, whether formal or informal, covering or benefiting current or former employees of Station and to which Station has an obligation to contribute, including, but not limited to, all "employee benefit plans" as defined in
 Section 3(3) of ERISA, and specifically including all retirement, pension, profit-sharing, stock bonus, savings, thrift, bonus, cafeteria, medical, health, dental, vision, hospitalization, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs, executive or deferred compensation plans or contracts, stock purchase, stock option or stock appreciation rights plans or arrangements, employment and consulting contracts, and severance agreements, policies or plans (each, a "Station Employee Benefit Plan"). True and correct copies of each Station Employee Benefit Plan have been delivered to Acquiror, along with, to the extent applicable to the particular Station Employee Benefit Plan, the following information: copies of the annual reports (Form 5500 series) filed for the last three years, copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Station Employee Benefit Plan during the last three years, copies of all valuation and actuarial reports, accountants' opinions and financial statements prepared with respect to the Station Employee Benefit Plan for the last three years, copies of any insurance contracts or trust agreements through which the Station Employee Benefit Plan is funded, the most recent IRS determination letter issued with respect to the Station Employee Benefit Plan and notice of any material adverse change occurring with respect to any Station Employee Benefit Plan since the date of the most recently completed and filed annual report.

     (b) With respect to each Station Employee Benefit Plan described in Section 3.20(a) or any other plan, fund or program currently or previously maintained or contributed to (or required to be contributed to) by Station or any member of Station's controlled group (as defined in Section 4001(a)(14) of ERISA) that is subject to Title IV of ERISA:

          (i) no such plan has been terminated so as to subject, directly or indirectly, any Asset to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

          (ii) no proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan;

          (iii)     no condition or event exists or is
 threatened or expected to occur that has or could subject, directly or indirectly, any Asset to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA or Section 412 of the Code, whether to the PBGC or to any other Person or otherwise;

          (iv) if any such plan were to be terminated as of the Closing Date, no Asset would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, and all benefits accrued to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and methods utilized by such plan for valuation purposes;

          (v) no event has occurred since the inception of any such plan or is threatened or expected to occur that would constitute a "reportable event" within the meaning of
 Section 4043 of ERISA;

          (vi) the funding method used in connection with any such plan is acceptable under ERISA, and the actuarial assumptions used in connection therewith are, in the aggregate, reasonable; and

          (vii) no such plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

     (c)  Neither Station nor any Station Employee Benefit
 Plan currently or previously maintained or contributed to by Station provides or has any obligation to provide (or contribute toward the cost of) postretirement welfare benefits with respect to current or former employees of Station, including, without limitation, postretirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or a self-insured basis, other than medical payments under COBRA.

     (d)  With respect to each Station Employee Benefit Plan:
 (i) all payments due from any such Station Employee Benefit Plan (or from Station with respect to any such Station Employee Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Station that have not been paid have been properly recorded on the books of Station; (ii) Station has complied with, and each such Station Employee Benefit Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code in all respects, and all reports and information relating to such Station Employee Benefit Plans required to be filed with any Governmental Entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has ever incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived; (v) no event has occurred or is threatened or expected to occur that would constitute a "prohibited transaction" within the meaning of
 Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Station Employee Benefit Plan; (vi) no event or omission has occurred or is threatened or expected to occur in connection with any Station Employee Benefit Plan that would subject Station or any Station Employee Benefit Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, statute, regulation or rule of law; (vii) each such Station Employee Benefit Plan that is intended to be qualified under
 Section 401 of the Code has been qualified, since its inception, under such Code section, and any trust established thereunder has been exempt, since its inception, from taxation under Section 501 of the Code, and no facts exist that have adversely affected (or could adversely affect) such qualification or exemption; (viii) such Station Employee Benefit Plan has been operated, since its inception, in accordance with its terms; (ix) no such Station Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS or the DOL, and, to Station's best knowledge, no such action is contemplated or under consideration by the IRS or the DOL; and (x) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any Station Employee Benefit Plan or against the assets of such Station Employee Benefit Plan.

     (e) The transactions contemplated by this Agreement will not result in the payment or a series of payments by Station to any Person of a "parachute payment" within the meaning of
 Section 280G of the Code.

     (f) Station has complied with the continuation coverage requirements of Sections 601 through 608 of ERISA,
 Section 4980B of the Code and the requirements of any similar state law regarding continued insurance coverage, and Station has incurred no liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or action pending or threatened with respect to such requirements.

     (g) If required under the WARN Act or any other applicable state law regulating plant closings or mass layoffs, Station has caused there to be filed or distributed, as appropriate, all required filings and notices. Station has provided Acquiror with a copy of all such filings and notices and evidence acceptable to Acquiror of the date that such filings and notices were filed or distributed.

     (h) Other than as set forth in Schedule 3.20, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of Station to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former employee. Further, Station has not announced any type of plan or binding commitment to create any additional Station Employee Benefit Plan or to amend or modify any existing Station Employee Benefit Plan.

 3.21     Brokerage

     Except as set forth in Schedule 3.21, neither Stockholder nor Station has retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Stockholder.

 3.22     Absence of Questionable Payments

     Neither Stockholder nor Station nor any director, officer, agent, employee or other Person acting on behalf of Stockholder or Station has used, to Stockholder's or Station's knowledge, any funds of Station for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity to any government official or other Person in connection with the business or operations of Station. Neither Stockholder nor Station nor any director, officer, agent, employee or other Person acting on behalf of Stockholder or Station has accepted or received, to Stockholder's or Station's knowledge, any unlawful contributions, payments, gifts or expenditures in connection with the business or operations of Station.

 3.23     Chapter 11 Representations

     In all material respects, Station and its Affiliates have complied with all provisions of the Bankruptcy Code and have performed all of their obligations under the Reorganization Plan. There are no pending objections to Claims or Interests (as such terms are defined in the Reorganization Plan) under
 Section 15.02 of the Reorganization Plan.

 3.24     Full Disclosure

     No information furnished by Stockholder or Station to Parent or Acquiror in connection with this Agreement (including, but not limited to, the Station Financial Statements and all information in the Schedules) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Stockholder and Station have not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in light of the circumstances under which they were made, not misleading.

          ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND ACQUIROR

     To induce Stockholder and Station to enter into and perform their obligations under this Agreement, Parent and Acquiror jointly represent and warrant to Stockholder and Station (which representations and warranties shall survive the Closing as provided in Article X) all as follows in this
 Article IV:

 4.1 Organization and Good Standing

     Each of Parent and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent, Acquiror and each of the LIN Stations has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the property owned, leased or occupied by it or the nature of the business conducted by it makes such qualification necessary.

 4.2 Power and Authority

     Each of Parent and Acquiror has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly authorized by each of Parent and Acquiror. This Agreement has been duly executed and delivered by Parent and Acquiror and is, and the Related Agreements to which either is a party, when executed and delivered by Parent or Acquiror, will be, legal, valid and binding obligations of Parent and Acquiror, enforceable against Parent or Acquiror in accordance with their respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally,
 (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and
 (c) indemnification provisions may be subject to the effect of public policy.

 4.3 Capitalization; Subsidiaries; Equity Interests

     (a) The authorized capital stock of Acquiror consists of 1,000 shares of Acquiror Common Stock, 200 shares of which are issued and outstanding. All the issued and outstanding shares of Acquiror Common Stock are held by Parent's direct wholly owned subsidiary, LTC Holdings, Inc., free and clear, except as set forth in Schedule 4.3, of all Encumbrances, options, rights of first refusal and limitations on voting rights. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of Acquiror's capital stock is entitled to preemptive rights. There are no options, warrants or other rights to acquire capital stock or securities representing the right to purchase or receive capital stock from Acquiror, except that Acquiror intends to issue employee stock options immediately following the Distribution in accordance with Schedule 4.3. The shares of Acquiror Common Stock issuable pursuant to this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar right.

     (b) Acquiror owns, directly or indirectly, all the outstanding capital stock of each subsidiary set forth in

 Schedule 4.3, free and clear, except as set forth in
 Schedule 4.3, of all Encumbrances, options, rights of first refusal and limitations on voting rights. Attached to
 Schedule 4.3 is an organizational chart illustrating the ownership structure of Acquiror and each of the LIN Stations. Each subsidiary set forth in Schedule 4.3 operates the television station with the call letters set forth opposite its name in Schedule 4.3. Except as set forth in Schedule 4.3 and except interests acquired after the date of this Agreement in the ordinary course of business consistent with past practice (as such term is used in Section 6.2.2), Acquiror does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

 4.4 No Approvals or Notices Required; No Conflicts With
 Instruments

     The execution, delivery and performance of this Agreement and the Related Agreements by Parent and Acquiror, the issuance of the shares of Acquiror Common Stock to Station and the consummation of the transactions contemplated hereby and by the Related Agreements will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to Parent or Acquiror, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except as contemplated in
 Article V or set forth in Schedule 4.4, (c) except as set forth in Schedule 4.4, result in a material default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement (including, without limitation, the LIN Stations' network affiliation contracts), lease, note or other restriction, Encumbrance, obligation or liability to which Acquiror is a party or by which it is bound or to which its assets are subject, (d) except as set forth in Schedule 4.4, result in the creation of any material lien or Encumbrance upon the assets of Acquiror or any of the LIN Stations or the shares of Acquiror Common Stock being delivered in connection herewith, (e) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or by-laws of Parent or Acquiror, or
 (f) invalidate or materially adversely affect any material permit, license, authorization or status used in or necessary for the conduct of Acquiror's business.

 4.5 Relationship With Parent

     Except as set forth in Schedule 4.5, neither Parent nor any Affiliate of Parent is a party to any contract, oral or written, with Acquiror or any of the LIN Stations. Except as set forth in Schedule 4.5, neither Acquiror nor any of the LIN Stations is indebted to Parent or any Affiliate of Parent for any amount, and neither Parent nor any Affiliate of Parent has any claim against Acquiror or any of the LIN Stations for any liability, damage, loss, advance, compensation or other obligation. Neither Parent nor any Affiliate of Parent other than Acquiror owns or asserts any rights, licenses or any other interests in any of the assets of Acquiror or any of the LIN Stations.

 4.6 Financial Statements

     Acquiror has delivered to Stockholder (a) consolidated balance sheets and consolidated statements of income, stockholders' equity and cash flows of Acquiror as of and for the fiscal years ended December 31, 1991, 1992 and 1993, and accompanying notes, audited by Ernst & Young, independent certified public accountants, and (b) unaudited consolidated balance sheets and consolidated statements of income, stockholders' equity and cash flows of Acquiror as of and for the fiscal quarter ended March 31, 1994 (the consolidated balance sheet for the fiscal quarter ended March 31, 1994 being herein referred to as the "Acquiror Balance Sheet").
 All the foregoing consolidated financial statements are herein referred to as the "Acquiror Financial Statements." The Acquiror Financial Statements have been prepared in conformity with generally accepted accounting principles on a basis consistent with prior accounting periods and present fairly the financial position, results of operations and changes in financial position of Acquiror and its subsidiaries on a consolidated basis as of the dates and for the periods indicated, subject, in the case of the quarterly financial statements, to normal year-end adjustments. Acquiror has no liability or obligation of any nature (absolute, contingent or otherwise) that would have been required to be reserved against in the Acquiror Financial Statements in accordance with generally accepted accounting principles and that was not fully reflected or reserved against therein, except for liability reserves or obligations incurred since the date of the Acquiror Balance Sheet (i) in the ordinary course of business consistent with past practice or (ii) specifically set forth in Schedule 4.6.

 4.7 Licenses; Governmental Authorizations

     Set forth in Schedule 4.7 is a true and complete list of all of the Major LIN Stations' FCC Licenses and other licenses, approvals, authorizations, consents, orders, registrations and permits from Governmental Entities (including renewals or modifications thereof and applications therefor). No material licenses, approvals, authorizations, consents, orders, registrations or permits other than those set forth in Schedule 4.7 are required for the Major LIN Stations to operate in the manner in which they are operating on the date hereof and as they are currently contemplated to be operated. Except for matters set forth in Schedule 4.7, no investigation, notice of investigation, violation, order, complaint, action or other proceeding is pending or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, threatened before the FCC or any other Governmental Entity to revoke, refuse to renew or modify the LIN Stations' FCC Licenses or any other authorizations of the LIN Stations that could in any manner threaten or adversely affect the LIN Station's FCC Licenses or the operations of the LIN Stations as now conducted. To Parent's or Acquiror's knowledge, after due inquiry of the management of the LIN Stations, no event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of the LIN Station's FCC Licenses or the imposition of any restriction thereon of such a nature as may materially limit the operations of any of the LIN Stations as now conducted.

 4.8 Compliance With FCC Licenses

     Except as set forth in Schedule 4.8, the LIN Stations, their physical facilities, electrical and mechanical systems, and transmitting and studio equipment are being and have been operated in all material respects (a) in accordance with the specifications of the applicable FCC License and in accordance with each document submitted in support of such FCC License and (b) in compliance with all requirements of the Communications Act.

 4.9 Absence of Certain Changes or Events

     (a) Except as set forth in Schedule 4.9, since the date of the Acquiror Balance Sheet, there has not been any:

          (i) change in the business, business prospects, operations or financial condition of Acquiror and its subsidiaries that has resulted, or could reasonably be expected to result, in a Material Adverse Effect on Acquiror or any of the Major LIN Stations or

          (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Acquiror Common Stock, or any redemption or other acquisition by Acquiror of any shares of Acquiror Common Stock.

     (b) Except as set forth in Schedule 4.9, since the date of the Acquiror Balance Sheet, neither Acquiror nor any of the LIN Stations have:

          (i) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and matters relating hereto), except in the ordinary course of business consistent with past practice;

          (ii) created or incurred any new debt or reduced any outstanding debt, except in the ordinary course of business consistent with past practice;

          (iii) encumbered or disposed of any of their properties or made any capital expenditure, except in the ordinary course of business consistent with past practice; or

          (iv) taken any action resulting in the reduction or increase of their working capital (current assets, including cash, less current liabilities, excluding short-term, or the current portion of long-term, debt), except for such customary changes as may be required in the ordinary course of business consistent with past practice.

     (c) Except as set forth in Schedule 4.9, since the date of the Acquiror Balance Sheet, neither Acquiror nor any of the Major LIN Stations have:

          (i) entered into or agreed to enter into any film contract, except for film contracts entered into after the date of this Agreement in the ordinary course of business consistent with past practice;

          (ii) changed in any material way other than in the ordinary course of business consistent with past practice the compensation and terms of employment provided to officers and principal employees; or

          (iii) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (A) interfered with the properties or the normal and usual operation of the business or business prospects of Acquiror or any of the Major LIN Stations or

 (B) resulted, or could reasonably be expected to result, in a Material Adverse Effect on Acquiror or any of the Major LIN
 Stations.

     For purposes of this Section 4.9, "ordinary course of business consistent with past practice" shall have the meaning used in Section 6.2.2.

 4.10     Taxes

     Except as set forth in Schedule 4.10, (a) all Tax Returns that are required to be filed by or with respect to Acquiror's and Parent's Affiliated Group, respectively, have been duly filed, (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Acquiror or Parent's Affiliated Group. For federal income tax purposes, Parent is the common parent of an affiliated group that files a consolidated federal income tax return. No Tax liability or other liability will be imposed on Acquiror for any period up to and including the Closing Date as a result of the termination of the Tax Sharing Agreement, dated August 10, 1990, between Parent and Acquiror.

 4.11     Contracts

     Schedule 4.11 contains a true and complete list of
 (a) all material contracts, oral or written, to which Acquiror or any of the Major LIN Stations is a party or that relate to the business or operations of Acquiror or any of the Major LIN Stations, including, without limitation, all agreements with Parent, Acquiror or any of their Affiliates, management agreements relating to WOOD-TV, film contracts, advertising contracts that are not terminable without penalty within 180 days after the date of the Acquiror Balance Sheet, Tradeout Agreements that are not terminable without penalty within 180 days after the date of the Acquiror Balance Sheet, security agreements, conditional sale agreements, instruments relating to the borrowing of money and broker or distributorship agreements, (b) all contracts, oral or written, to which any LIN Station is a party relating to network affiliation or national representation, as well as all local marketing agreements and all agreements with Parent, Acquiror or any of their Affiliates, and (c) all other contracts, oral or written, to which any LIN Station is a party that by their terms contemplate aggregate payments by any party thereto of $500,000 or more. True and complete copies of each contract identified in Schedule 4.11 have been delivered to Station. Each such contract is valid and in full force and effect, Acquiror or the relevant LIN Station has performed all material obligations imposed upon it thereunder and there is not under such contract any default or event of default on the part of Acquiror or such LIN Station or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any other party thereto that would, or could reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the LIN Stations. Acquiror has not received notice, nor is Parent or Acquiror otherwise aware after due inquiry of the management of the LIN Stations, that any party to any such contract intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder.

 4.12     Property

     (a) With respect to that real property owned, leased or rented by Acquiror or any of the LIN Stations, including all easements, rights-of-way, servitudes, leases, permits, licenses, options and other real property rights (the "LIN Real Property") that is owned by any of such entities in fee simple, Acquiror or the relevant LIN Station has good and marketable title to such LIN Real Property free and clear of all Encumbrances, except as set forth in Schedule 4.12(a). With respect to that LIN Real Property in which Acquiror or any of the LIN Stations holds a leasehold interest, the leasehold interest is free and clear of all Encumbrances, except as set forth in Schedule 4.12(a). The Encumbrances set forth in Schedule 4.12(a) do not in any material respect impair or reduce the value or utility of the LIN Real Property for use in the business and operations of the Acquiror or the relevant LIN Station as now conducted and as currently proposed to be conducted.

     (b) Except as set forth in Schedule 4.12(b), there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to Parent's or Acquiror's knowledge after due inquiry with applicable authorities, may prospectively prevent or cause the imposition of material fines or penalties as the result of the use of all or any portion of the LIN Real Property for the conduct thereon of the business now conducted and as currently proposed to be conducted. Acquiror has received all necessary approvals with regard to occupancy and maintenance of the LIN Real Property.

     (c) Each lease of any portion of the LIN Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which the personal property having a Net Book Value in excess of $100,000 that is owned, leased or rented by Acquiror or any of the LIN Stations or used in their operations (the "LIN Personal Property") is subject, is valid and in good standing, Acquiror or the relevant LIN Station has performed all material obligations imposed upon it thereunder and neither Acquiror nor, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any other party thereto is in material default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Acquiror or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any other party thereto that would, or could reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the LIN Stations. Acquiror has not received notice, nor is Parent or Acquiror otherwise aware after due inquiry of the management of the LIN Stations, that any party to any such contract intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No LIN Real Property or LIN Personal Property is subject to any lease, license, contract of sale or other agreement that could reasonably be expected to have a Material Adverse Effect on Acquiror or any of the LIN Stations.

     (d) Except for (i) assessments with respect to Taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $100,000, is not yet due and payable, and was incurred in the ordinary course of business, the LIN Personal Property is free and clear of all Encumbrances, and, other than LIN Personal Property leased by Acquiror or any of the LIN Stations, Acquiror or the relevant LIN Station has good and marketable title thereto.

     (e)  Except as specifically set forth in
 Schedule 4.12(e), Acquiror has no knowledge after due inquiry of the management of the LIN Stations of any material physical defect in the LIN Real Property. Neither Acquiror nor any of the LIN Stations is in default under any covenant, condition, restriction, easement, right-of-way or governmental approval relating to the LIN Real Property, the failure to comply with which would, or could reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the LIN Stations.

 4.13     Compliance With Environmental Laws

     To Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, except as specifically set forth in Schedule 4.13:

     (a) neither Acquiror nor any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of Hazardous Materials on the LIN Real Property, or any real property previously owned, leased, subleased or used by Acquiror or any of the LIN Stations in violation of any applicable Environmental Law or common law, in each case as in existence on or prior to the Closing Date;

     (b) there have been no releases of Hazardous Materials, pollutants or contaminants by any Person (including, without limitation, any previous owner, lessee or sublessee) on, at or from any assets or properties, including, without limitation, the LIN Real Property, or any real property previously owned, leased, subleased or used by Acquiror or any of the LIN Stations that could subject Acquiror or any of the LIN Stations to liability under any Environmental Law or common law, in each case as in existence on or prior to the Closing Date;

     (c) there has been no generation or transportation of Hazardous Materials, pollutants or contaminants by Acquiror that could subject Acquiror or any of the LIN Stations to liability under any Environmental Law or common law, in each case as in existence on or prior to the Closing Date; and

     (d) there are no Hazardous Materials present at adjacent properties that could migrate to, through, over or under the LIN Real Property.

 4.14     Claims and Legal Proceedings

     Except as specifically set forth in Schedule 4.14, there are no claims (including, without limitation, Tax claims), actions, suits, arbitrations, proceedings or investigations pending or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, threatened against Parent or Acquiror or any of the LIN Stations before or by any Governmental Entity or any other Person relating to the business or operations of Acquiror or any of the LIN Stations or that question the validity of this Agreement or any Related Agreement or any action taken or to be taken by Parent or Acquiror pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby. To Parent's or Acquiror's knowledge, after due inquiry of the management of the LIN Stations, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation, other than as specifically set forth in
 Schedule 4.14. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Parent or Acquiror or any of the LIN Stations is a party that involve the transactions contemplated hereby or that would, or could reasonably be expected to, alone or in the aggregate, have a Material Adverse Effect on Acquiror or any of the LIN Stations.

 4.15     Labor Matters

     There are no disputes, material employee grievances or material disciplinary actions pending or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, threatened between Acquiror or any of the LIN Stations and any of its (or their) present or former employees. Acquiror and each of the LIN Stations have complied in all material respects with all provisions of all laws relating to the employment of labor and have no liability for any arrears of wages or Taxes or penalties for failure to comply with any such laws. Parent and Acquiror have no knowledge after due inquiry of the management of the LIN Stations of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of Acquiror's or any of the LIN Stations' employees. From the date of the Acquiror Balance Sheet to and including the Closing Date, Acquiror and the LIN Stations have not made any loans to any of their directors, officers or employees or those of Parent.

     Except as specifically set forth in Schedule 4.15 (provided, however, that talent contracts that by their terms contemplate aggregate payments of less than $500,000 to which the LIN Stations other than the Major LIN Stations are parties are not required to be included in Schedule 4.15), neither Acquiror nor any of the LIN Stations is a party to any:

     (a) management, employment or other contract providing for the employment or rendition of executive services;

     (b) employment contract with any current or former employee that is not terminable without penalty by Acquiror or the relevant LIN Station on 30 days' notice;

     (c) Acquiror Employee Benefit Plan in which any current or former employee may participate, except as set forth in
 Schedule 4.20; or

     (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others).

     Each such contract or other agreement or arrangement set forth in Schedule 4.15 is valid and in full force and effect, Acquiror or the relevant LIN Station has performed all material obligations imposed upon it thereunder and there are no defaults or events of default under such contract, agreement or arrangement by Acquiror or the relevant LIN Station or, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any other party thereto that would, or could reasonably be expected to, have a Material Adverse Effect on Acquiror or any of the LIN Stations or that would materially adversely affect the relationship of Acquiror or any of the LIN Stations with their employees.

 4.16     Patents, Trademarks, Etc.

     Set forth in Schedule 4.16 is a true and complete list of
 (a) all patents, patent applications, trademark registrations and applications therefor, trade names, service marks, and copyright registrations and applications therefor owned by the LIN Stations or that are used or useful in their operations and (b) all interference actions or adverse claims made or threatened in respect thereof and all claims made or threatened for alleged infringement thereof. To Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, none of the LIN Stations infringes any valid patent, trademark, trade name, service mark or copyright of any other Person, and no other Person is infringing upon any such rights of a LIN Station. No LIN Station has entered into any agreement to indemnify any Person against any claim or charge of infringement of any patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, processes or other intangible rights.

 4.17     Accounts Receivable

     All Accounts Receivable of Acquiror are collectible within 180 days after the date incurred in the amounts at which they are carried on Acquiror's books on the Closing
 Date.

 4.18     Applicable Laws

     Except as set forth in Schedule 4.18, Acquiror and the LIN Stations have complied with all previously existing, and are in compliance with all presently existing, federal, state, local and foreign laws (including, without limitation, Tax laws), rules, ordinances, decrees and orders applicable to their business or operations, the failure to comply with which might, alone or in the aggregate, have a Material Adverse Effect on Acquiror or any of the LIN Stations.

 4.19     Insurance

     Set forth in Schedule 4.19 is a true and complete list of all of Acquiror's and the Major LIN Stations' policies of insurance, including:

     (a) the name, address and telephone number of the insurer and broker;

     (b) the policy number, amount, expiration date and a brief description of coverage, including the amount of any deductible; and

     (c)  material exceptions to each such policy.

 4.20     Employee Benefit Plans

     (a) Set forth in Schedule 4.20 is a true and complete list of each employee benefit plan, fund, program, contract or arrangement, whether formal or informal, covering or benefiting current or former employees of Acquiror or any of the LIN Stations and to which Acquiror or any of the LIN Stations have an obligation to contribute, including, but not limited to, all "employee benefit plans" as defined in
 Section 3(3) of ERISA, and specifically including all retirement, pension, profit-sharing, stock bonus, savings, thrift, bonus, cafeteria, medical, health, dental, vision, hospitalization, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs, executive or deferred compensation plans or contracts, stock purchase, stock option or stock appreciation rights plans or arrangements, employment and consulting contracts, and severance agreements, policies or plans (each, an "Acquiror Employee Benefit Plan"). True and correct copies of each Acquiror Employee Benefit Plan have been delivered to Station, along with, to the extent applicable to the particular Acquiror Employee Benefit Plan, the following information: copies of the annual reports (Form 5500 series) filed for the last three years, copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Acquiror Employee Benefit Plan during the last three years, copies of all valuation and actuarial reports, accountants' opinions and financial statements prepared with respect to the

 Acquiror Employee Benefit Plan for the last three years, copies of any insurance contracts or trust agreements through which the Acquiror Employee Benefit Plan is funded, the most recent IRS determination letter issued with respect to the Acquiror Employee Benefit Plan and notice of any material adverse change occurring with respect to any Acquiror Employee Benefit Plan since the date of the most recently completed and filed annual report.

     (b) With respect to each Acquiror Employee Benefit Plan described in Section 4.20(a) or any other plan, fund or program currently or previously maintained or contributed to (or required to be contributed to) by Acquiror or any member of Acquiror's controlled group (as defined in Section 4001(a)(14) of ERISA) that is subject to Title IV of
 ERISA:

          (i) no such plan has been terminated so as to subject, directly or indirectly, any property of Acquiror or any of the LIN Stations to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

          (ii) no proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan;

          (iii) no condition or event exists or is threatened or expected to occur that could subject, directly or indirectly, any property of Acquiror or any of the LIN Stations to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA or Section 412 of the Code, whether to the PBGC or to any other Person or otherwise;

          (iv) if any such plan were to be terminated as of the Closing Date, no asset of Acquiror or any of the LIN Stations would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, and all benefits accrued to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and methods utilized by such plan for valuation purposes;

          (v) no event has occurred since the inception of any such plan or is threatened or expected to occur that would constitute a "reportable event" within the meaning of
 Section 4043 of ERISA;

          (vi) the funding method used in connection with any such plan is acceptable under ERISA, and the actuarial assumptions used in connection therewith are, in the aggregate, reasonable; and

          (vii) no such plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

     (c) Neither Acquiror nor any of the LIN Stations nor any Acquiror Employee Benefit Plan currently or previously maintained or contributed to by Acquiror or any of the LIN Stations provides or has any obligation to provide (or contribute toward the cost of) postretirement welfare benefits with respect to current or former employees of Acquiror or any of the LIN Stations, including, without limitation, postretirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis, other than medical payments under COBRA.

     (d)  With respect to each Acquiror Employee Benefit Plan:
 (i) all payments due from any such Acquiror Employee Benefit Plan (or from Acquiror or any of the LIN Stations with respect to any such Acquiror Employee Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of Acquiror or any of the LIN Stations that have not been paid have been properly recorded on the books of Acquiror;
 (ii) Acquiror has complied with, and each such Acquiror Employee Benefit Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code in all respects, and all reports and information relating to such Acquiror Employee Benefit Plans required to be filed with any Governmental Entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has ever incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived; (v) no event has occurred or is threatened or expected to occur that would constitute a "prohibited transaction" within the meaning of
 Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Acquiror Employee Benefit Plan; (vi) no event or omission has occurred or is threatened or expected to occur in connection with any Acquiror Employee Benefit Plan that would subject Acquiror, any of the LIN Stations or any Acquiror Employee Benefit Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, statute, regulation or rule of law; (vii) each such Acquiror Employee Benefit Plan that is intended to be qualified under Section 401 of the Code has been qualified, since its inception, under such Code section, and any trust established thereunder has been exempt, since its inception, from taxation under Section 501 of the Code, and no facts exist that have adversely affected (or could adversely affect) such qualification or exemption; (viii) such Acquiror Employee Benefit Plan has been operated, since its inception, in accordance with its terms; (ix) no such Acquiror Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS or the DOL, and, to Acquiror's best knowledge after due inquiry of the management of the LIN Stations, no such action is contemplated or under consideration by the IRS or the DOL; and (x) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any Acquiror Employee Benefit Plan or against the assets of such Acquiror Employee Benefit Plan.

     (e) The transactions contemplated by this Agreement will not result in the payment or a series of payments by Acquiror or any of the LIN Stations to any Person of a "parachute payment" within the meaning of Section 280G of the Code.

     (f) Acquiror and each of the LIN Stations have complied with the continuation coverage requirements of Sections 601 through 608 of ERISA, Section 4980B of the Code and the requirements of any similar state law regarding continued insurance coverage, and none of Acquiror nor any of the LIN Stations have incurred any liability with respect to any failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or action pending or threatened with respect to such requirements.

     (g) If required under the WARN Act or any other applicable state law regulating plant closings or mass layoffs, Acquiror and each of the LIN Stations have caused there to be filed or distributed, as appropriate, all required filings and notices. Acquiror has provided Station with a copy of all such filings and notices and evidence acceptable to Station of the date that such filings and notices were filed or distributed.

     (h) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of Acquiror or any of the LIN Stations to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former employee. Further, neither Acquiror nor any of the LIN Stations has announced any type of plan or binding commitment to create any additional Acquiror Employee Benefit Plan or to amend or modify any existing Acquiror Employee Benefit Plan.

 4.21     Reports

     All registration statements, prospectuses, reports, proxy statements and other documents required to be filed with the SEC by Parent since January 1, 1992 have been so filed.
 Parent has furnished Station with a complete and correct copy of Parent's annual reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993, and Parent's definitive proxy statement for its annual meeting of stockholders held May 25, 1993, and will furnish Station with any report or proxy statement filed by Parent with the SEC between the date of this Agreement and the Closing Date promptly after such filing. Each of the Forms 10-K at the time it was filed did not, and any other such report filed by Parent hereafter and prior to the Closing Date at the time it is filed will not, contain any untrue statement of a material fact relating to Acquiror or omit to state a material fact relating to Acquiror required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

 4.22     Brokerage

     Except as set forth in Schedule 4.22, neither Parent nor Acquiror has retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Acquiror.

 4.23     Absence of Questionable Payments

     Neither Parent nor Acquiror nor any director, officer, agent, employee or other Person acting on behalf of Parent or Acquiror or any of the LIN Stations has used, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any funds of Acquiror or any of the LIN Stations for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity to any government official or other Person in connection with the business or operations of Acquiror or any of the LIN Stations. Neither Parent nor Acquiror nor any director, officer, agent, employee or other Person acting on behalf of Parent or Acquiror or any of the LIN Stations has accepted or received, to Parent's or Acquiror's knowledge after due inquiry of the management of the LIN Stations, any unlawful contributions, payments, gifts or expenditures in connection with the business or operations of Acquiror or any of the LIN Stations.

 4.24     Full Disclosure

     No information furnished by Parent or Acquiror to Stockholder or Station in connection with this Agreement (including, but not limited to, the Acquiror Financial Statements and all information in the Schedules) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Parent and Acquiror have not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in light of the circumstances under which they were made, not misleading.

                    ARTICLE V  GOVERNMENTAL CONSENTS

 5.1 FCC Consent

     The Distribution and the assignment of Station's FCC
 Licenses as contemplated by this Agreement are subject to the prior consent and approval of the FCC.

     (a)  Promptly upon the execution of this Agreement,
 (i) Acquiror shall prepare and file with the FCC applications and any other necessary instruments or documents to effectuate the Distribution and (ii) Acquiror and Station shall prepare and file with the FCC applications and any other necessary instruments or documents to request the FCC to approve the assignment of Station's FCC Licenses to Acquiror (the applications and instruments and documents referred to in clauses (i) and (ii) being the "FCC Applications"). The parties shall prosecute the FCC Applications with all reasonable diligence and otherwise use their reasonable efforts to obtain the FCC Approval as expeditiously as practicable. In addition, each party shall notify the other parties hereto in the event that it becomes aware of any other facts, actions, communications or occurrences that might, directly or indirectly, affect the parties' intent or ability to obtain the FCC Approval.

     (b) If the FCC Approval imposes any condition on any party hereto, such party shall use its reasonable efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would be unduly burdensome or that would have a Material Adverse Effect on it. If reconsideration or judicial review is sought with respect to the FCC Approval, Acquiror and Station shall oppose vigorously such efforts for reconsideration or judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Article IX).

     (c) Each party hereto shall pay its own expenses in connection with the preparation and prosecution of the FCC Applications, and Acquiror and Station shall each pay one-half of the FCC filing fee for consent to assignment of the license of WTNH-TV from Station to Acquiror.

     (d) Between the date hereof and the Closing Date, neither Acquiror or Parent nor any direct or indirect parent or subsidiary of Acquiror or Parent shall directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of Station.
 Until the Closing, such operations, including complete control and supervision of all programs, shall be the sole responsibility of Station. Neither title nor right to possession shall pass to Acquiror until the Closing.

 5.2 HSR Act

     As soon as reasonably practicable after the execution of this Agreement, Parent, on behalf of Acquiror as Acquiror's ultimate parent entity, and Stockholder, on behalf of Station as Station's ultimate parent entity, shall prepare and file with the DOJ and the FTC the premerger notification form required pursuant to the HSR Act and a request for early termination of the waiting period. Acquiror, Parent, Stockholder and Station shall further (a) discuss with each other any comments the reviewing party may have; (b) cooperate with each other in connection with such filings, which cooperation shall include, but not be limited to, furnishing the other with such information or documents as may be reasonably required in connection with such filings;
 (c) promptly file after any request by the FTC or the DOJ any appropriate information or documents so requested by the FTC or the DOJ; and (d) notify each other of any other communications with the FTC or the DOJ that relate to the transactions contemplated hereby and, to the extent appropriate, permit the other to participate in any conferences with the FTC or the DOJ. Each party hereto shall pay its own expenses and filing fees in connection with the preparation and filing of the premerger notification form.

                     ARTICLE VI  FURTHER AGREEMENTS

 6.1 Further Agreements of Stockholder and Station

     Stockholder and Station, as applicable, agree to perform and observe the following agreements:

     6.1.1     Schedules, Exhibits, Etc.

     All representations and warranties contained herein shall apply to any Exhibits, Schedules and certificates delivered by Stockholder or Station, or any officer of Stockholder or Station, to Acquiror, and each such Exhibit, Schedule or certificate shall be deemed to be a representation by Stockholder or Station, as applicable, as to the matters set forth therein.

     6.1.2     Conduct Prior to the Closing Date

     From the date of this Agreement to and including the Closing Date, except as permitted, required or specifically contemplated by this Agreement or otherwise as approved in writing by Acquiror, which approval shall not be unreasonably withheld, Stockholder and Station shall:

     (a) take no action that will cause any representation, warranty, Exhibit or Schedule to this Agreement to be untrue in any material respect on the Closing Date;

     (b) use their reasonable efforts to preserve and protect Station's FCC Licenses and the goodwill of Station, the continuity of its business and its beneficial relationships with employees, suppliers, creditors, distributors, customers and others having business relationships with it;

     (c) operate the business of Station in the ordinary course of business consistent with past practice and maintain the current business and legal organization of Station;

     (d) not purchase, sell, lease, mortgage, pledge or otherwise acquire or dispose of any Asset, except for Station Personal Property sold or otherwise disposed of or purchased or otherwise acquired in the ordinary course of business consistent with past practice;

     (e) (i) keep the equipment, machinery and systems used in the operations of Station in accordance with FCC requirements and licensing rules and (ii) except in the ordinary course of business consistent with past practice, maintain all of Station's properties in good working order and repair and replace any thereof that shall be worn out, lost, stolen or destroyed;

     (f) except in the ordinary course of business consistent with past practice, (i) not increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Station Employee Benefit Plan) that is paid or payable to any employee of Station, except pursuant to the current terms of existing collective bargaining agreements and Station Employee Benefit Plans,
 (ii) not enter into any employment, severance, consulting or similar agreement with any past, present or proposed employee of Station, (iii) not contribute or make any commitment to, or representation that it will contribute any amounts to, any Station Employee Benefit Plan or collective bargaining agreement for employees of Station, or (iv) not otherwise alter any such plan or the funding thereof, except as required by law or by the current terms of any such plan as in effect on the date of the Station Balance Sheet;

     (g) maintain Station's files and records in the usual, regular and ordinary manner consistent with past practice, and not make any change in the accounting methods or practices or make any changes in the depreciation or amortization policies or rates applicable to the business and operations of Station;

     (h)  not merge or consolidate with any other Person;

     (i) utilize the film rights and packages of Station only in the ordinary course of business consistent with past practice and not sell or otherwise dispose of any such rights or packages or accelerate the usage of such rights and packages;

     (j) except as permitted by Section 6.3.7 and except in the ordinary course of business consistent with past practice, make all payments on such film rights and packages on a current basis, except to the extent Station has a valid dispute with respect to any such payments;

     (k) not enter or agree to enter into any film contract other than in the ordinary course of business consistent with past practice and not enter into or agree to enter into any cable retransmission or must-carry agreement purporting to bind Station;

     (l) not violate any law, statute, rule, governmental regulation or order in connection with the operations of Station, including, without limitation, the Communications Act and the rules and regulations thereunder;

     (m) promptly notify Acquiror of any event or occurrence taking place or arising between the date hereof and the Closing Date that would, or could reasonably be expected to, result in a Material Adverse Effect on the Assets or Station;

     (n) deliver to Acquiror within 30 days of the end of each accounting month a balance sheet for Station as of the end of such month, together with a statement of profit and loss for Station;

     (o) except in the ordinary course of business consistent with past practice, cause the liabilities of Station to be paid when the same become due;

     (p) (i) not remove any fixtures, equipment or Station Personal Property from Station premises other than in the ordinary course of business consistent with past practice unless the same are replaced prior to the Closing Date with similar items of at least equal value and quality; (ii) not sell, transfer, lease or otherwise dispose of any asset or property included in the Assets other than in the ordinary course of business consistent with past practice; (iii) not sell, discount or otherwise dispose of any Accounts Receivable (except by collection in the ordinary course of business);
 (iv) except in the ordinary course of business consistent with past practice, not incur any material obligation or liability relating to Station, whether fixed or contingent; and
 (v) except in the ordinary course of business consistent with past practice, not cancel or compromise any debt or claim relating to Station or waive or release any rights of material value included in the Assets;

     (q) except in the ordinary course of business consistent with past practice, (i) not make any material change in the character of the Assets or the business of Station or cause Station to enter into any new business, relocate any of its facilities or acquire any additional operations or businesses and (ii) not terminate, discontinue, close or dispose of any facility or business operation of Station;

     (r) not acquire any assets or properties that involve the making of any capital expenditures by Station, except in the ordinary course of business consistent with past practice;

     (s) except in the ordinary course of business consistent with past practice, not transfer, grant, license, assign, terminate or otherwise dispose of, modify, change or cancel any right or obligation with respect to any intellectual property rights included in the Assets;

     (t) not cause Station to make any loan or extension of credit or incur, assume or guarantee any indebtedness for money borrowed (which for this purpose shall include nonrecourse borrowings) or otherwise enter into any material transaction, agreement, arrangement or understanding pursuant to which any party agrees to provide or provides Station with any funds, in each case other than in the ordinary course of business consistent with past practice and other than as necessary or desirable to effect the redemption of Station's 10.75% Series A and Series B Senior Secured Notes due 1998;

     (u) not cause Station to (i) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, except for dividends payable with respect to Station's outstanding shares of preferred stock in accordance with the terms of Station's Certificate of Incorporation, (ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock, or
 (iii) transfer to Stockholder or any stockholder or Affiliate of Stockholder any right, property or interest of Station;

     (v) except as permitted by Section 6.3.7, not cause any payment or collection to be made by Station or to it at an earlier or later time than in accordance with its customary business practices or otherwise materially modify its normal methods of conducting its operations or managing its cash flow other than as necessary or desirable to effect the redemption of Station's 10.75% Series A and Series B Senior Secured Notes due 1998;

     (w) not enter into, amend or extend any Tradeout Agreement with respect to the sale of advertising time that would create any obligation of or liability to Station, except in the ordinary course of business consistent with past practice or except for advertising time that will have been expended prior to the Closing Date; and not enter into, amend or extend any order, contract or agreement after the date hereof for the sale of advertising time on Station that will not expire at or prior to the Closing Date or is not terminable by Acquiror without penalty within 60 days after the Closing Date other than in the ordinary course of business consistent with past practice; and

     (x) not agree to take any of the actions prohibited by this Section 6.1.2, or engage in any action or conduct that would violate this Section 6.1.2.

     6.1.3     No Solicitation of Transactions

     Neither Stockholder nor Station shall directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or any direct or indirect equity interest in Station or any business combination with Station or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Stockholder immediately shall cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Station agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Station is a party.

     6.1.4     Insurance and Loss of or Damage to Assets

     Station shall give Acquiror prompt written notice of
 (a) any loss, damage or destruction to any of the tangible Assets occurring on or after the date hereof and on or prior to the Closing Date in excess of $25,000 individually or in aggregate of $50,000, (b) the estimated value of the portion of the tangible Assets so lost, damaged or destroyed, and
 (c) the estimated cost of repair, replacement or reconstruction thereof.

     6.1.5     Tax Representations

     Station and Stockholder shall deliver to Acquiror the representations set forth in Exhibit C attached hereto, made by officers of Station and Stockholder under penalties of perjury, for delivery to the IRS in connection with Parent's request for the Letter Ruling from the IRS.

     6.1.6     Confidentiality

     The Confidentiality Agreement shall remain in full force and effect, except as modified by Section 6.1.3 and this
 Section 6.1.6. In addition, after the Closing, Stockholder agrees to maintain any operating or proprietary information and material relating to Station in confidence pursuant to this Section 6.1.6 and not use such information for any purpose other than internal accounting and tax return preparation purposes or in connection with this Agreement.

     6.1.7     Securities Agreement

     Stockholder will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Common Stock issued to Station as consideration for the transfer of the Assets, except in compliance with the Securities Act, including compliance with Rule 145 under the Securities Act, if applicable, or pursuant to an effective registration statement.

     6.1.8     Consents

     Stockholder and Station shall use their reasonable efforts to obtain and deliver to Acquiror at the Closing consents to the assignment of all agreements, contracts and instruments assigned to Acquiror hereunder and requiring such consent to assignment; provided, however, that Stockholder and Station shall not be required to pay any amounts or incur any obligations to any of the other parties under any of such agreements, contracts or instruments to obtain such consents, and that the failure to obtain such consents, other than those specified in Schedule 7.2.4, shall not be a condition to Parent's and Acquiror's obligations to consummate the transactions contemplated by this Agreement or constitute a breach of Stockholder's or Station's obligations under this Agreement.

 6.2 Further Agreements of Acquiror and Parent

     Acquiror and Parent, as applicable, agree to perform and observe the following agreements:

     6.2.1     Schedules, Exhibits, Etc.

     All representations and warranties contained herein shall apply to any Exhibits, Schedules and certificates delivered by Parent or Acquiror, or any officer of Parent or Acquiror, to Station, and each such Exhibit, Schedule or certificate shall be deemed to be a representation by Parent or Acquiror, as applicable, as to the matters set forth therein.

     6.2.2     Conduct Prior to the Closing Date

     From the date of this Agreement to and including the Closing Date, except as set forth in Schedule 6.2.2, and except as permitted, required or specifically contemplated by this Agreement or otherwise approved in writing by Station, which approval shall not be unreasonably withheld, Acquiror and Parent shall:

     (a) take no action that will cause any representation, warranty, Exhibit or Schedule to this Agreement to be untrue in any material respect on the Closing Date;

     (b) use their reasonable efforts to preserve and protect the LIN Stations' FCC Licenses and the goodwill of Acquiror and the LIN Stations, the continuity of their businesses and their beneficial relationships with employees, suppliers, creditors, distributors, customers and others having business relationships with them;

     (c)  operate the businesses of Acquiror and the LIN
 Stations in the ordinary course of business consistent with past practice and maintain the current business and legal organization of Acquiror other than to effect the Distribution;

     (d) (i) keep the equipment, machinery and systems used in the operations of Acquiror and the LIN Stations in accordance with FCC requirements and licensing rules and
 (ii) except in the ordinary course of business consistent with past practice, maintain all of the properties of Acquiror and the LIN Stations in good working order and repair and replace any thereof that shall be worn out, lost, stolen or destroyed;

     (e) maintain the files and records of Acquiror and of the LIN Stations in the usual, regular and ordinary manner consistent with past practice, and not make any change in the accounting methods or practices or make any changes in the depreciation or amortization policies or rates applicable to the business and operations of Acquiror or the LIN Stations;

     (f) except in the ordinary course of business consistent with past practice, make all payments on film rights and packages on a current basis, except to the extent Acquiror has a valid dispute with respect to any such payments;

     (g) not violate any law, statute, rule, governmental regulation or order in connection with the operations of Acquiror or the LIN Stations, including, without limitation, the Communications Act and the rules and regulations thereunder;

     (h) promptly notify Station of any event or occurrence taking place or arising between the date hereof and the Closing Date that would, or could reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the LIN Stations;

     (i) deliver to Station within 30 days of the end of each accounting month a balance sheet for Acquiror as of the end of such month, together with a statement of profit and loss for Acquiror;

     (j) except in the ordinary course of business consistent with past practice, cause the liabilities of Acquiror and the LIN Stations to be paid when the same become due;

     (k) not cause Parent to sell its shares of Acquiror Common Stock or permit Acquiror to merge or consolidate with any other Person, as a result of which sale, merger or consolidation Parent would own less than 65% of the outstanding capital stock of Acquiror, or permit Acquiror to sell all or substantially all of its assets;

     (l) not allow Acquiror to sell or otherwise transfer or dispose of its interests in the Major LIN Stations;

     (m) not allow Acquiror to incur any indebtedness for money borrowed that would cause Acquiror's total indebtedness to exceed 5.5 times its earnings before interest, taxes, depreciation and amortization measured as of the end of the most recently completed fiscal quarter for the four consecutive fiscal quarters then ended;

     (n) not allow any LIN Station to terminate its existing network affiliation or replace its network affiliation agreement with an agreement with terms that are materially less favorable to such LIN Station than its existing network affiliation agreement;

     (o) cause Acquiror to permit a representative of Station or Stockholder to attend all meetings of Acquiror's Board of Directors and to receive copies of all materials presented to Acquiror's Board of Directors in connection with such meetings, except with respect to agenda items or materials that involve Stockholder or Station;

     (p) not permit Acquiror to (i) declare or pay any dividend, or make any other distribution, on any class of capital stock of Acquiror or (ii) redeem, repurchase or otherwise acquire for consideration any shares of any class of capital stock of Acquiror;

     (q) not permit Acquiror to pay any amounts, or transfer any funds, to Parent, or any Affiliate of Parent, for any purpose, other than as set forth in Schedule 6.2.2;

     (r) cause Acquiror to provide Station with advance notice of any contemplated (i) change of the President of Acquiror or of any of the General Managers of the Major LIN Stations, (ii) acquisition or disposition of any television station or license or of any other assets material to Acquiror or any of the Major LIN Stations, (iii) fundamental change in the business or business philosophy of Acquiror or of any of the Major LIN Stations, and (iv) programming expenditures or negotiation of film acquisition or programming contracts material to Acquiror or any of the Major LIN Stations; and

     (s) not agree to take any of the actions prohibited by this Section 6.2.2, or engage in any action or conduct that would violate this Section 6.2.2.

     For purposes of this Section 6.2.2, action in the "ordinary course of business consistent with past practice" shall include, but not be limited to, entering into transactions consistent with past practice involving acquisitions or dispositions of properties or businesses, including, without limitation, disposition of any of the LIN Stations other than the Major LIN Stations, entering into local marketing agreements and joint ventures, participating in programming for cable channels and television stations other than the LIN Stations and developing and entering into arrangements for new broadcasting technologies, but shall not be deemed to permit or contemplate a fundamental change in the business or business philosophy of Acquiror or any of the Major LIN Stations.

     6.2.3     Letter Ruling

     Parent shall use its reasonable efforts to obtain as soon as practicable a private letter ruling (the "Letter Ruling") from the IRS by providing to the IRS all information required under Revenue Procedure 86-41, 1986-2 C.B. 716, as amended through the date hereof (the "Revenue Procedure"), to the effect that neither Parent nor any of its stockholders will be required to recognize gain or loss, or include any amount in income, as a result of the Distribution, pursuant to
 Section 355 of the Code and any other applicable sections of the Code.

     Parent will not withdraw from the IRS its request for the Letter Ruling unless either (a) the IRS requests any information or action not required under the Revenue Procedure or (b) the IRS indicates that it will not issue the Letter Ruling, in either of which events Parent may, in its sole discretion, withdraw from the IRS its request for the Letter Ruling.

     Acquiror and Parent shall keep Station informed on an ongoing basis with respect to the status of Parent's efforts to obtain the Letter Ruling. In the event that (a) Parent withdraws from the IRS its request for the Letter Ruling or
 (b) after December 31, 1994, Jones, Day, Reavis & Pogue (or any successor counsel to Parent) indicates to Parent that it is not likely that the IRS will issue the Letter Ruling, Acquiror and Parent shall immediately, and in all such events within three business days, provide Station with written notice of same (the "Letter Ruling Notice").

     6.2.4     Distribution

     Following receipt of the Letter Ruling and immediately prior to the Closing, Parent shall effect the Distribution;

 provided, however, that Parent shall in no event be required to effect the Distribution in the absence of the Letter
 Ruling, the FCC Approval provided in Section 7.1.3 and expiration of the applicable waiting period under the HSR Act.

     6.2.5     Registration of Acquiror Common Stock

     Promptly following the execution of this Agreement, Acquiror shall prepare, at its expense, the Form S-4 registering the shares of Acquiror Common Stock for sale by Acquiror to Station pursuant to the Securities Act, shall file the Form S-4 with the SEC in accordance with the Securities Act and shall use its reasonable efforts to cause the Form S-4 to be declared effective prior to the Closing. Acquiror shall take any action reasonably required to be taken under the Exchange Act, the Securities Act or state securities or other blue sky laws in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement.

     6.2.6     Listing

     Acquiror shall use its reasonable efforts to cause the Acquiror Common Stock to be authorized for quotation on the Nasdaq National Market or listed on the New York Stock
 Exchange, Inc. or the American Stock Exchange, Inc.

     6.2.7     Consents

     Parent and Acquiror shall take any and all actions necessary to ensure that the representations and warranties contained in Section 4.4 will be true on the Closing Date as though made on that date without reference to the exceptions set forth in Schedule 4.4.

     6.2.8     Compliance With Securities Laws

     Parent and Acquiror shall comply in all material respects with federal and state securities laws in effecting the Distribution, provided that Parent and Acquiror may rely upon any written information furnished by Stockholder or Station expressly for use in connection with the Acquiror Disclosure Documents.

     6.2.9     Parent Undertakings

     Parent shall cause any successor to the business or assets of Parent to assume Parent's obligations under this Agreement and the Related Agreements (including, without limitation, under Section 10.3 and Section 10.4 hereof) and, for so long as any obligations remain outstanding hereunder, to (y) have assets sufficient to meet the Parent Threshold

 Amount or (z) obtain a third-party guarantee or letter of credit in an amount equal to the Parent Threshold Amount. Parent shall also cause any Person (other than McCaw) that alone or with its Affiliates owns 50% or more of the outstanding voting shares of Parent or its successors to assume McCaw's obligations under the Solvency Letter Agreement and, for so long as the Solvency Letter Agreement shall remain outstanding, to (y) have assets with a Net Market Value sufficient to meet the Parent Threshold Amount or (z) obtain a third-party guarantee or letter of credit in an amount equal to the Parent Threshold Amount. Neither this Section 6.2.9 nor the transactions contemplated hereby shall be deemed in any way to release (i) Parent from its obligations under the terms of this Agreement or any of the Related Agreements or
 (ii) McCaw from its obligations under the Solvency Letter
 Agreement.

 6.3 Further Agreements

     Parent, Acquiror, Stockholder and Station agree to perform and observe the following agreements:

     6.3.1     Access; Information

     From the date of this Agreement to and including the Closing Date, (a) Stockholder and Station will grant Acquiror and its agents, employees, accountants and attorneys reasonable access during normal business hours to, and the opportunity to examine and make copies of, all of their books, records, documents, instruments and papers relating to the Assets, and the business and operations of Station, and the right to inspect all the facilities, properties and assets relating to the business and operations of Station at any reasonable time, including the right to meet with Stockholder's and Station's agents, employees, accountants and attorneys and (b) Parent and Acquiror will grant Stockholder and its agents, employees, accountants and attorneys reasonable access during normal business hours to, and the opportunity to examine and make copies of, all of their books, records, documents, instruments and papers relating to the properties (tangible or intangible), business and operations of Acquiror, and the right to inspect all the facilities, properties and assets relating to the business and operations of Acquiror at any reasonable time, including the right to meet with Parent's and Acquiror's agents, employees, accountants and attorneys.

     6.3.2     Advice of Claims

     From the date of this Agreement to and including the Closing Date, Acquiror will promptly advise Stockholder in writing, and Stockholder will promptly advise Acquiror in writing, if either has notice or knowledge of the commencement or threat of any claims, litigation or proceedings against or affecting, in the case of Acquiror, any of its or any of the LIN Station's properties (tangible or intangible), business or operations and, in the case of Stockholder, the Assets, the business or operations of Station or any rulings, decrees or other material developments in any claim, action or suit set forth in Schedule 3.14 or arising after the date hereof.

     6.3.3     Other Cooperation Prior to Closing Date

     Stockholder and Station will fully cooperate with Acquiror and Acquiror's counsel and accountants in connection with any steps required to be taken as part of the obligations of Parent and Acquiror under this Agreement, and Parent and Acquiror will fully cooperate with Stockholder and Stockholder's counsel and accountants in connection with any steps required to be taken as part of the obligations of Stockholder and Station under this Agreement. None of Parent, Acquiror, Stockholder or Station will undertake any course of action inconsistent with this Agreement or that would make any representation, warranty or agreement made by it in this Agreement untrue.

     6.3.4     Other Cooperation After Closing Date

     Stockholder and Station will cooperate with Acquiror, at Acquiror's reasonable request, to effect an orderly and prompt transfer of title, possession and control of the Assets and the Assumed Liabilities from Station to Acquiror on and after the Closing Date. Stockholder and Station will also cooperate with Acquiror after the date hereof in completing or filing any documents or affidavits deemed necessary by Acquiror to preserve or improve the rights of Acquiror in and to the Assets transferred pursuant to Section 2.1.5.

     Parent and Acquiror will (a) cooperate with Stockholder and Station after the date hereof in completing or filing any documents or affidavits deemed necessary by Station to further evidence or document Acquiror's assumption of Station's liabilities pursuant to Section 2.3 and (b) maintain the confidentiality of all employment records and personnel files acquired pursuant to the terms hereof and shall use such records and files only in the ordinary course of business and in accordance with applicable law.

     6.3.5     Post-Closing Adjustment

     (a) As soon as practicable after the Closing Date, but in no event later than 45 days thereafter, Station shall prepare and deliver to Acquiror the Station Closing Balance Sheet. As soon as practicable after the Closing Date, but in no event later than 45 days thereafter, Acquiror shall prepare and deliver to Station the Acquiror Closing Balance Sheet and a calculation of the Actual Cash Consideration. Acquiror shall have an opportunity to review and comment upon the Station Closing Balance Sheet, and Station shall have an opportunity to review and comment upon the Acquiror Closing Balance Sheet and the calculation of the Actual Cash Consideration.

     (b) The Station Closing Balance Sheet and the Acquiror Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles on a basis consistent (including account classifications) with that used in the preparation of the Station Financial Statements and the Acquiror Financial Statements, respectively, and shall present fairly the financial position of Station and Acquiror, respectively, as of the date indicated. Station will deliver a certificate confirming the representation set forth in
 Section 3.6 with respect to the Station Closing Balance Sheet and Acquiror will deliver a certificate confirming the representation set forth in Section 4.6 with respect to the Acquiror Closing Balance Sheet.

     (c) If the Actual Cash Consideration exceeds the Estimated Cash Consideration, Acquiror shall pay the amount of such difference to Station plus Interest from the Closing Date to, but excluding, the date such amount is paid in full. If the Estimated Cash Consideration exceeds the Actual Cash Consideration, Station shall pay the amount of such difference to Acquiror plus Interest from the Closing Date to, but excluding, the date such amount is paid in full. If payment is required to be made pursuant to this Section 6.3.5, the settlement shall take place by delivery of immediately available funds to the party entitled to receive such funds promptly after calculation of the Actual Cash Consideration.

     6.3.6     Accounts Receivable

     Acquiror shall use commercially reasonable efforts to collect all the Accounts Receivable of Station within 180 days after the Closing Date. Except for accounts with respect to which a bona fide payment dispute exists before the Closing, all payments received by Acquiror from any entity that constitutes an obligor with respect to any of the accounts included within the Accounts Receivable of Station as of the Closing Date shall be credited first against the amounts owed by such obligor included within the Accounts Receivable of Station in order of the date of invoice until all such amounts are paid in full. Acquiror shall not compromise, settle or adjust any such accounts without the specific written permission of Station. Acquiror shall make available to Station such information as may be necessary or desirable to permit Station to monitor Acquiror's efforts to collect the Accounts Receivable of Station. With respect to any accounts not paid in full within 90 days after the Closing Date, Station shall have the right, but not the obligation, to take control from Acquiror of the effort to collect such accounts. Any and all payments received by Station with respect to such Accounts Receivable of Station as a result of any such collection efforts by Station shall be forwarded within five days of receipt thereof to Acquiror, provided that Station shall be entitled to deduct therefrom reasonable costs of collection.

     6.3.7     Film Payables

     Station agrees to use reasonable efforts to pay its film contract obligations no more than 60 days after the contractual due date of each such film contract obligation.

 6.3.8    Employee Matters

     (a) Schedule 6.3.8 contains a true and complete list of all persons employed by Station, their current position with Station, their current employment status and their current accrued paid leave, whether for vacation, sickness or other circumstance. Station shall provide to Acquiror at the Closing a true and complete copy of each personnel file maintained by Station for each of its employees.

     (b) Acquiror agrees to employ at the Closing each of the employees of Station who are made available to Acquiror by Station. Such persons shall become employees of Acquiror and shall initially have positions (including status, offices, titles and reporting requirements), authority, duties and responsibilities comparable to those held and exercised by such employee with Station on the Closing Date; provided, however, that Acquiror shall in no event be restricted from making such employment decisions after the Closing as it deems appropriate. Acquiror further agrees initially to provide each such employee with compensation and a package of benefit plans, taken as a whole, comparable to those in effect on the Closing Date; provided, however, that Acquiror shall in no event be restricted from making such compensation and benefit decisions after the Closing as it deems appropriate. Acquiror agrees to give such employees full credit for the paid time off and sick pay earned or accrued by them during, and to which they are entitled as a result of, their employment by Station, either by allowing such employees such paid time off and sick pay as to which such employees would have been entitled as of the Closing Date under the policies of Station if such employees had remained employees of Station or, upon termination of employment, by making full payment to such employees of the paid time off that such employees would have received had they taken such paid time off.

     (c) Acquiror agrees to provide the employees of Station with health care benefits consistent with those provided by Acquiror to its existing employees. Acquiror further agrees to permit employees of Station participating in Station's health care plans to participate in Acquiror's health care plans; provided, however, that such health care benefits shall be immediately available to such employees as of the Closing Date, and such employees shall become as of the Closing Date participants thereunder, without regard to any applicable waiting period or any limitation with respect to preexisting conditions. Acquiror agrees to act as a successor employer for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), so that Station's employees will not, as a result, be deemed to have had a termination of employment for purposes of COBRA and that any COBRA notices or coverage required to be given or made available to any such employee shall be given or made by Acquiror, not Station.

     (d) Acquiror acknowledges and agrees that as of the date and time the Closing is effective, Acquiror is considered for purposes of the WARN Act the employer of the employees of Station and that Acquiror (and not Station) shall thereupon be responsible for complying with the WARN Act with respect to such employees and that prior to such time none of such employees shall be, nor shall they be deemed to be, terminated for purposes of the WARN Act.

     (e) Acquiror shall indemnify, defend and hold Station harmless from and against any and all losses, claims and expenses of any kind whatsoever, including, without limitation, attorneys' fees and costs of investigation, resulting from or arising out of (i) the discharge or other termination of employment by Acquiror from and after the Closing Date of any employee of Station, including, without limitation, claims for health care coverage or benefits and all compliance obligations (including, without limitation, the obligation to give notice or pay money) of Station or Acquiror under the WARN Act, and (ii) the Station Union Contracts from and after the Closing.

     (f) Acquiror agrees to assume sponsorship of the Profit Sharing Plan as of the Closing; provided, however, that Acquiror shall have the right to amend or terminate the Profit Sharing Plan at any time and in any manner it deems appropriate or desirable, including, but not by way of limitation, merging the Profit Sharing Plan into a plan sponsored or maintained by Acquiror. Station agrees, represents and covenants that it will complete the Form 5500 for the 1993 plan year and file such form with the IRS not later than July 31, 1994, and will provide Acquiror with a copy of such filing and such other evidence as the Acquiror may require to establish that the filing has occurred within 10 days after said filing occurs. Stockholder and Station agree, represent and covenant that they and their Affiliates will provide any assistance and any information that Acquiror deems necessary to obtain a determination from the IRS that the Profit Sharing Plan is qualified under Section 401(a) of the Code and that the related trust is exempt from federal income taxation under Section 501(a) of the Code.

     6.3.9     Financial Information

     Station has provided Acquiror and Parent with certain internal budget documents, pacing reports and similar items (collectively, the "Station Financial Information") regarding the prospective performance of Station. The Station Financial Information was prepared in the ordinary course of business for Station's internal purposes, consists only of management's estimate of Station's future performance in the categories reflected in the Station Financial Information, and does not constitute any representation or agreement that Station's actual performance will match the Station Financial Information.

     Acquiror has provided Station and Stockholder with certain internal budget documents, pacing reports, projections and similar items (collectively, the "Acquiror Financial Information") regarding the prospective performance of Acquiror, as well as projected balance sheet items of Acquiror as of September 30, 1994 ("Balance Sheet Items"). The Acquiror Financial Information was prepared in the ordinary course of business for Acquiror's internal purposes, consists only of management's estimate of Acquiror's future performance in the categories reflected in the Acquiror Financial Information, and does not constitute any representation or agreement that Acquiror's actual performance will match the Acquiror Financial Information. The Balance Sheet Items were prepared in good faith, consistent with generally accepted accounting principles and with Acquiror's regularly prepared financial statements, and constitute management's best estimate of such items as of September 30, 1994, but do not constitute any representation or agreement that Acquiror's actual September 30, 1994 balance sheet will match the Balance Sheet Items.

     6.3.10    Prorations; Trade Agreements

     Notwithstanding any other provision of this Agreement:

     (a) In calculating the amount of the Station Accounts Payable, all items of expense (including prepaid expenses) arising from the business or operations of Station, including, without limitation, rents, property and payroll taxes (other than taxes payable in connection with the consummation of the transactions contemplated by this Agreement, which shall be paid in accordance with the terms of Section 2.5), assessments, business and license fees (other than the Station Film Payables Outstanding), insurance premiums, salaries and wages (other than as excluded from the definition of Station Accounts Payable), and charges for heat, power, water, utilities and other current operating expenses, shall be prorated as of the Closing Date on the basis of a 365-day year, so as to effectuate the parties' intent that (i) only items of expense arising from or relating to periods prior to the Closing are included in the Station Accounts Payable and
 (ii) the amount of any expenses prepaid by Station attributable to post-Closing Date periods is credited against the expenses included in the Station Accounts Payable; and

     (b) To the extent that the aggregate value (as determined by reference to Station's rate card as in effect at the Closing) by which Station's post-Closing Date obligations under trade, barter or similar arrangements for the sale of advertising time (with the exception of film contracts or program barter agreements) is greater than the aggregate fair market value of the goods, services or other items to be received by Acquiror as Station's successor on or after the Closing Date, the amount of such difference shall be (i) added to the amount of the Station Accounts Payable, if positive, or
 (ii) added to the amount of the Station Closing Accounts
 Receivable, if negative.

     6.3.11    Oxford Property

     At the Closing, Station shall convey by quit claim deed without warranty all of its right, title and interest (if any) to the Oxford property (more particularly described in the Chicago Title Insurance Company Commitment for Title Insurance, Title Number 944201332, effective May 26, 1994) to Acquiror, including, without limitation, by assigning to Acquiror any rights Station may have to such property pursuant to the Asset Purchase Agreement, dated July 30, 1985, between Capital Cities Communications, Inc. and Cook Inlet Communications, L.P. Station will negotiate with Capital Cities Communications, Inc. and otherwise use its reasonable efforts to attempt to provide Acquiror with good and marketable title to such property evidenced by a warranty deed relating to such property. In connection with the foregoing, Station shall not be obligated to pay any amount or undertake any obligation to Capital Cities Communications, Inc. or its successors or Affiliates.

              ARTICLE VII  CONDITIONS PRECEDENT TO CLOSING

 7.1 General Conditions

     The respective obligations of Parent, Acquiror, Stockholder and Station to effect the Closing of the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.1.1     Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding initiated by any bona fide third party shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of this Agreement.

     7.1.2     HSR Act

     Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

     7.1.3     FCC Approval

     The FCC Approval shall have been issued with no conditions that are, individually or in the aggregate, materially adverse to Acquiror, such FCC Approval shall be in full force and effect and the FCC Order containing such FCC Approval shall have become "Final." For the purposes hereof, the FCC Order shall have become "Final" when the FCC Order has been issued by the FCC, when the time for filing any protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review of the FCC Order by or to the FCC or any court or Governmental Entity having jurisdiction over the FCC Order or the premises or review or reconsideration by the FCC on its own motion has expired and when no protest, request for stay, petition or request for reconsideration, petition for rehearing or appeal or review of the FCC Order is pending.

 7.2 Conditions to Obligations of Parent and Acquiror

     Parent's and Acquiror's respective obligations to effect the Closing of the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.2.1     Accuracy of Representations and Warranties

     The representations and warranties made by Stockholder and Station herein (including applicable Exhibits and Schedules) shall have been true in all material respects when made and, except as permitted by Section 6.1.2, shall be true in all material respects as of the Closing Date as though made on that date, except in each case (a) to the extent of any event, occurrence or condition that constitutes a breach of any of such representations and warranties, but which would not, or could not be reasonably expected to, result in a Material Adverse Effect on Station (provided, however, that nothing herein, nor consummation of the Closing, shall be deemed to constitute a waiver of such breach), (b) as affected by the transactions contemplated hereby, and (c) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

     7.2.2     Letter Ruling

     Parent shall have received the Letter Ruling.

     7.2.3     Performance of Agreement

     Stockholder and Station shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement that are to be performed and complied with by them on or prior to the Closing Date.

     7.2.4     Consents

     Acquiror shall have received written consents to the assignment of those agreements set forth in Schedule 7.2.4, which consents shall in all respects be satisfactory to Acquiror in its reasonable discretion.

     7.2.5     No Material Change

     From the date of the Station Balance Sheet to the Closing
 Date, Station shall not have suffered any event or occurrence that would, or could reasonably be expected to, result in a Material Adverse Effect on the Assets or Station.

     7.2.6     WTHN-TV License Renewal

     The FCC shall have issued an order granting the license renewal application of WTNH-TV, Hartford-New Haven, Connecticut, without material adverse condition, for a period to expire April 1, 1999, and such FCC order shall have become final as defined in Section 7.1.3.

 7.3 Conditions to Obligations of Stockholder and Station

     Stockholder's and Station's respective obligations to effect the Closing of the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.3.1     Accuracy of Representations and Warranties

     The representations and warranties made by Parent and Acquiror herein (including applicable Exhibits and Schedules) shall have been true in all material respects when made and, except as permitted by Section 6.2.2 and except that the representations and warranties set forth in the first two sentences of Section 4.3 shall be updated to reflect Acquiror's capitalization as it exists on the Closing Date, shall be true in all material respects as of the Closing Date as though made on that date, except in each case (a) to the extent of any event, occurrence or condition that constitutes a breach of any of such representations and warranties, but which would not, or could not reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the Major LIN Stations (provided, however, that nothing herein, nor consummation of the Closing, shall be deemed to constitute a waiver of such breach), (b) as affected by the transactions contemplated hereby, and (c) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date. Notwithstanding the foregoing, the representations and warranties contained in Section 4.4 shall be true on the Closing Date as though made on such date without reference to the exceptions set forth in Schedule 4.4.

     7.3.2     Performance of Agreement

     Parent and Acquiror shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement that are to be performed and complied with by them on or prior to the Closing Date.

     7.3.3     Effectiveness of Form S-4

     The Form S-4 shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

     7.3.4     Distribution

     The Distribution shall have been effected.

     7.3.5     Listing

     The Acquiror Common Stock shall have been authorized for quotation on the Nasdaq National Market or listed on the New
 York Stock Exchange, Inc. or the American Stock Exchange, Inc.

     7.3.6     No Material Change

     From the date of the Acquiror Balance Sheet to the Closing Date, neither Acquiror nor any of the Major LIN Stations shall have suffered any event or occurrence that would, or could reasonably be expected to, result in a Material Adverse Effect on Acquiror or any of the Major LIN Stations.

                        ARTICLE VIII  THE CLOSING

 8.1 Closing Date

     The Closing shall take place as soon as practicable at an hour on such date as is agreed to by the parties (the "Closing Date") and at a place to be determined by the parties. At the Closing, each of the parties shall take all such action and deliver all such documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled on or prior to the Closing Date.

 8.2 Documents to Be Delivered by Parent and Acquiror

     Parent and Acquiror shall deliver the following documents, agreements and supporting papers to Stockholder at or prior to the Closing, the delivery of which shall be a condition to the performance by Stockholder and Station of the obligations to be performed by Stockholder and Station at the
 Closing:

     (a) the Estimated Cash Consideration and certificate(s) representing the Share Consideration;

     (b) an executed copy of each of the Related Agreements to which Parent or Acquiror is a party;

     (c)  an executed copy of the Solvency Letter Agreement;

     (d) executed Officer's Certificates of the President or Vice President and Secretary of each of Parent and Acquiror in a form mutually acceptable to Stockholder and Acquiror; and

     (e)  opinions of Perkins Coie, Covington & Burling and
 Ford & Harridan, counsel to Parent and Acquiror, in the forms attached as Exhibit E hereto.

 8.3 Documents to Be Delivered by Stockholder and Station

     Stockholder and Station shall deliver the following documents, agreements and supporting papers to Acquiror at or prior to the Closing, the delivery of which shall be a condition to the performance by Parent and Acquiror of the obligations to be performed by Parent and Acquiror at the
 Closing:

     (a) an executed copy of each of the Related Agreements to which Stockholder or Station is a party;

     (b)  an executed copy of the Solvency Letter Agreement;

     (c) executed Officer's Certificates of the President or Vice President and Secretary of each of Stockholder and Station in a form mutually acceptable to Acquiror and Stockholder;

     (d)  opinions of Mugger, Tolles & Olson and Hopkins &
 Sutter, counsel to Stockholder and Station, in the forms attached as Exhibit F hereto;

     (e) an executed copy of each of the warranty deeds relating to the Station Real Property, duly endorsed in favor of Acquiror and, in each case, in due form for recordation with the appropriate governmental authorities;

     (f) American Land Title Association policies of title insurance, with extended coverage, dated as of the Closing Date, insuring that fee simple title to each parcel of the Station Real Property is vested in Acquiror, subject only to the Encumbrances described in Schedule 3.12(c), which policies of title insurance shall insure up to the amounts mutually acceptable to Acquiror and Station;

     (g) any and all certificates of title relating to Station Personal Property included in the Assets;

     (h) consents to assignment of the agreements set forth in Schedule 7.2.4;

     (i) an executed Non-Foreign Person Certificate in the form required by the Foreign Investment in Real Property Tax
 Act of 1984; and

     (j) a "Conveyance Tax Return" and, as applicable, a "Conveyance Tax Statement" as provided for under Connecticut law relating to the Station Real Property.

                         ARTICLE IX  TERMINATION

     This Agreement may be terminated as follows in this
 Article IX, provided that the party terminating this Agreement is not then in material default hereof, upon written notice to the other parties:

     (a) by any party if the Closing shall not have occurred by March 31, 1995; or

     (b)  by any party after Parent's delivery of the Letter
 Ruling Notice to Station; or

     (c) by Parent and Acquiror, if Stockholder or Station should default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained; or

     (d) by Stockholder and Station, if Parent or Acquiror should default in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained.

     Notwithstanding the foregoing, any notice of termination pursuant to subsection (c) or (d) shall not be effective unless the terminating party shall have given to the defaulting party at least 30 days' advance written notice of its claim of default so as to afford the other party the opportunity to cure.

                           ARTICLE X  GENERAL

 10.1     Expenses

     Except as expressly provided to the contrary, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation and carrying out of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby; provided, however, that the cost of the title insurance policies referred to in Section 8.3(g) shall be split evenly between Station and Acquiror.

 10.2     Amendment

     The parties hereto may amend, modify or supplement this Agreement at any time, but only in a written amendment duly executed on behalf of each of the parties.

 10.3     Indemnification and Survival of Warranties

     10.3.1    Generally

     (a)  Subject to the limitations set forth in
 Section 10.3.5, Parent and Acquiror, jointly and severally, agree to indemnify and hold harmless Stockholder and Station, their successors and permitted assigns, and the officers, directors, Affiliates, employees, controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, penalties, costs and expenses, including reasonable attorneys' and accountants' fees (the "Seller Indemnified Damages"), incurred by any such party by reason of any of the following:
 (i) a breach of any of the representations or warranties made by Parent or Acquiror in this Agreement, (ii) Acquiror's failure to satisfy the Assumed Liabilities, (iii) a breach of undertakings by Parent or Acquiror in any other document, agreement or amendment relating to or executed in connection with this Agreement or the Related Agreements, or in any Officer's Certificate or other certificate delivered to Stockholder at or in connection with the Closing, (iv) the nonperformance (whether partial or total) of any covenant or agreement made in this Agreement or the Related Agreements by Parent or Acquiror, or (v) liability or alleged liability to unaffiliated third parties under the Securities Act, the Exchange Act, state securities laws or related common law claims because of any untrue statement or alleged untrue statement of a material fact contained in any Acquiror Disclosure Document, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in connection therewith any other violation or alleged violation by Acquiror of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder or any related common law claim; provided, however, that Acquiror and Parent shall not be liable in any such case referred to in this subparagraph (v) for any such Seller Indemnified Damages to the extent that they are not permitted to be paid under law (in which event the Indemnitees shall be entitled to contribution as to Seller Indemnified Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnitees) or that they arise out of or are based upon any of the foregoing that occurs in reliance upon and in conformity with written information furnished by Stockholder or Station expressly for use in connection with such Acquiror Disclosure Document.

     (b)  In addition to the rights afforded by
 Section 10.3.1(a) and subject to the limitations set forth in
 Section 10.3.5, Parent agrees to pay to Station and its successors and permitted assigns the amount of any and all losses, damages, penalties, costs and expenses, including reasonable attorneys' and accountants' fees, incurred by Acquiror by reason of (i) the existence of any condition or fact, or the happening of any event, that constitutes a breach of any of the representations or warranties made by Parent or Acquiror in this Agreement and (ii) all federal and state Taxes imposed on the operations or property of Acquiror or any of Acquiror's subsidiaries for all periods or portions of periods up to and including the Closing Date, which are not otherwise accrued for on the Acquiror Closing Balance Sheet (either (i) or (ii), an "Acquiror Loss"); provided, however, that the payment to be made to any Indemnitee (as defined below) with respect to an Acquiror Loss shall be equal to the product of (y) such payee's percentage ownership interest in the Acquiror Common Stock as of the date that Acquiror first learned of the circumstance that resulted in such Acquiror Loss (counting for purposes of determining such ownership interest only those shares of Acquiror Common Stock included as part of the Share Consideration) multiplied by (z) the amount of the Acquiror Loss (such product being the "Deemed Loss"). The parties hereto hereby agree and acknowledge that the foregoing agreement regarding the calculation of an Indemnitee's claim for damages under this Section 10.3.1(b) with respect to a Deemed Loss is reasonable and appropriate, given that it may be impracticable or extremely difficult to establish such Indemnitee's actual damages. Nothing in
 Section 10.3.1(a) or (b) shall be construed to limit any claims Indemnitees under this section may have against the Indemnifying Parties under state or federal securities laws, provided that amounts payable to any Indemnitee as a Deemed Loss and any other amounts payable to such Indemnitee under other potential causes of action, including, without limitation, pursuant to Section 10.3.1(a), arising out of the same facts and circumstances shall be offset against each other.

     (c)  Subject to the limitations set forth in
 Section 10.3.5, Stockholder and Station, jointly and severally, agree to indemnify and hold harmless Parent and Acquiror, their successors and permitted assigns, and the officers, directors, Affiliates, employees, controlling Persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, penalties, costs and expenses, including reasonable attorneys' and accountants' fees (the "Buyer Indemnified Damages"), incurred by any such party by reason of any of the following: (i) a breach of any of the representations or warranties made by Stockholder or Station in this Agreement,
 (ii) Station's failure to satisfy the Excluded Liabilities,
 (iii) a breach of undertakings by Stockholder or Station in any other document, agreement or amendment relating to or executed in connection with this Agreement or the Related Agreements, or in any Officer's Certificate or other certificate delivered to Acquiror at or in connection with the Closing, (iv) the nonperformance (whether partial or total) of any covenant or agreement made in this Agreement or the Related Agreements by Stockholder or Station, or (v) liability or alleged liability to unaffiliated third parties under the Securities Act, the Exchange Act, state securities laws or related common law claims because of any untrue statement or alleged untrue statement of a material fact contained in any Acquiror Disclosure Document, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in connection therewith any other violation or alleged violation by Acquiror of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated thereunder or any related common law claim because of reliance by Acquiror or Parent upon and in conformity with written information furnished by Stockholder or Station expressly for use in connection with the Acquiror Disclosure Documents. To the extent such Buyer Indemnified Damages are not permitted to be paid under law, the Indemnitees shall be entitled to contribution as to Buyer Indemnified Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnitees.

     Nothing in this section shall be construed to limit any claims Indemnitees under this section may have against the Indemnifying Parties under state or federal securities laws.

     (d)  For purposes of the indemnifications made in this
 Section 10.3, all representations and warranties shall be deemed to have been made as of and on the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be deemed to have been made as of such specified date.

     10.3.2    Notice

     In the event of any matter that may give rise to the right of Parent, Acquiror, Stockholder or Station, their successors or permitted assigns, or the officers, directors, Affiliates, employees, controlling Persons or agents of the foregoing to be indemnified under this Section 10.3 (the "Indemnitee") with respect to claims made by third parties, if any Indemnitee is threatened with any claim, or any claim is presented to, or any action or proceeding is commenced against, such Indemnitee that may give rise to the right of indemnification hereunder, the Indemnitee shall promptly notify the party or parties bearing the indemnification obligation (the "Indemnifying Party") thereof in writing.

     The failure to deliver written notice to the Indemnifying Party within a reasonable time to the extent such delay is prejudicial shall relieve such Indemnifying Party of liability to the Indemnitee under this Section 10.3 to the extent of the monetary impact of such prejudice, but the omission so to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnitee otherwise.

     10.3.3    Procedure for Third-Party Claims

     With respect to claims made or actions or proceedings commenced by third parties, the Indemnifying Party shall have the right to participate in the defense of such claim, action or proceeding and, except as to such third party claims, actions or proceedings seeking damages in excess of the remaining limitations set forth in Section 10.3.5, and except as to third party claims, actions or proceedings seeking, in whole or in part, injunctive or other equitable relief against Indemnitee, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel mutually satisfactory to such parties and the Indemnitee. The Indemnifying Party shall assume the expense of the Indemnitee's attorneys' fees unless the Indemnifying Party and the Indemnitee agree upon mutually satisfactory counsel to assume the defense, in which case the Indemnifying Party shall be obligated to pay only the fees and expenses of such mutually satisfactory counsel. In the event the Indemnifying Party undertakes to compromise or defend any such liability, the Indemnifying Party shall so notify the Indemnitee promptly in writing of its intention to do so, and the Indemnitee shall cooperate with the Indemnifying Party and its counsel in the compromising of or the defending against any such liability or claim except that the Indemnifying Party may not seek to compromise or settle any liability which exceeds the remaining limitations on indemnification set forth in Section 10.3.5 or any claim, action or proceeding which involves injunctive or other equitable relief against the Indemnitee without the express written approval of the Indemnitee. Such approval may be given or withheld by Indemnitee in its sole discretion. Such cooperation shall include, without limitation, providing the Indemnifying Party reasonable access to the Indemnitee's business records, research, documents and employees as they relate to the defense of any indemnified claim. In response to a bona fide settlement offer, the Indemnifying Party may settle the monetary portion of an indemnifiable matter that it has duly elected to contest to the extent such settlement does not exceed the remaining limitations set forth in
 Section 10.3.5 and does not involve a matter in which injunctive or other equitable relief is sought but such matters shall only be settled with the consent of the Indemnitee, which consent shall not be unreasonably withheld. In the event the Indemnitee unreasonably declines to consent to the monetary settlement described in the preceding sentence, then the Indemnitee shall have no right to indemnification beyond, and the Indemnifying Party shall have no obligation to pay damages or attorneys' fees hereunder in excess of, the amount of the proposed settlement.

     10.3.4    Survival

     All representations and warranties made by Parent, Acquiror, Stockholder and Station shall survive the Closing to the following extent:

     (a) the representations and warranties made by Stockholder and Station in Sections 3.1 and 3.2 and by Parent and Acquiror in Sections 4.1, 4.2 and 4.3(a) shall survive indefinitely;

     (b) all other representations and warranties shall survive for a period of three years; and

     (c) except as to claims under Sections 10.3.1(a)(v) and 10.3.1(c)(v), no party shall be entitled to indemnification under this Section 10.3 unless such claim for indemnification is asserted in writing to the party from whom indemnification is sought within three years after the Closing Date.

     10.3.5    Certain Limitations

     (a) No claim for indemnification for any breach of any representation or warranty under Section 10.3.1(a) or for any Deemed Loss under Section 10.3.1(b) shall be made by any party until the aggregate amount of any Seller Indemnified Damages and Deemed Losses equals or exceeds $2,775,000, at which time the Indemnitees shall have the right to indemnification for all Seller Indemnified Damages and Deemed Losses, including the first $2,775,000 of such Seller Indemnified Damages and Deemed Losses up to an aggregate maximum indemnification payment of $15 million pursuant to Section 10.3.1(a) for breaches of any representations or warranties and for Deemed Losses under Section 10.3.1(b). The terms of this Section 10.3.5(a) shall not apply to a Deemed Loss relating to federal and state Taxes under Section 10.3.1(b)(ii).

     (b) No claim for indemnification for any breach of any representation or warranty shall be made under
 Section 10.3.1(c) or 10.4.1 by any party until the aggregate amount of any Buyer Indemnified Damages and claims pursuant to
 Section 10.4.1 equals or exceeds $925,000, at which time the Indemnitees shall have the right to indemnification for all Buyer Indemnified Damages and claims pursuant to
 Section 10.4.1, including the first $925,000 of such Buyer Indemnified Damages and claims pursuant to Section 10.4.1. Stockholder and Station shall be liable for an aggregate maximum payment of $15 million pursuant to Section 10.3.1(c) for breaches of any representations or warranties and Section 10.4.1.

     10.3.6    Effectiveness

     The provisions of this Section 10.3 shall have no force or effect prior to consummation of the Closing.

 10.4     Tax Indemnification and Tax Matters

     10.4.1    Stockholder and Station Indemnification

     Subject to the limitations set forth in Section 10.3.5, Stockholder and Station, jointly and severally, agree to indemnify and hold harmless Acquiror and its successors, permitted assigns, officers, directors, employees and agents for all Taxes (a) imposed on Stockholder's and Station's Affiliated Group for any taxable year or (b) imposed on Station or its successors, or for which Station or its successors may otherwise be liable for any period or portion of a period up to and including the Closing Date.

     10.4.2    Additional Stockholder and Station
               Indemnification

     Stockholder and Station, jointly and severally, also agree to indemnify and hold harmless Parent and its successors (the "Parent Tax Indemnitees") for their proportionate share of the Taxes imposed upon Parent as a result of the Distribution not qualifying for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code, but only to the extent the Distribution's failure to so qualify is finally determined, in judicial proceedings to which Stockholder and Station are parties, to have been proximately caused, in whole or in part, by a breach of a
 Section 355 Representation by Stockholder or Station. Stockholder and Station's proportionate share of such Taxes shall be determined by a comparison between (i) the extent to which their breach of a Section 355 Representation proximately caused the Distribution to not qualify for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code and (ii) the extent to which the actions of any other person or entity not an Affiliate of Stockholder or Station proximately caused the Distribution not to qualify for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code. Notwithstanding the foregoing, unless Stockholder's and Station's proportionate share of responsibility equals or exceeds 25%, Stockholder and Station shall have no responsibility to indemnify under this
 Section 10.4.2 and no liability to any person or entity based upon the breach of such representation. For purposes hereof, only the following shall constitute a Section 355
 Representation: the representations made by Stockholder or Station in Exhibit C to this Agreement. Stockholder and Station agree and acknowledge that the Section 355 Representations are being made directly to Parent and Acquiror and that Parent and Acquiror intend to rely upon the Section 355 Representations. Stockholder and Station shall be liable for no more than an aggregate maximum of $35 million for breaches of Section 355 representations.

     10.4.3    Additional Parent Indemnification

     Parent agrees to indemnify, defend, and hold harmless Stockholder, Station, and each of their successors, permitted assigns, officers, directors, employees, and agents (the "Station Tax Indemnitees") from and against any and all claims, causes of action, losses, damages, costs, and expenses (including attorney's fees and costs of investigation) of any nature whatsoever arising out of or resulting from the Distribution not qualifying for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code, provided, however, that Parent shall not be required by the terms hereof to indemnify Stockholder or Station with respect to any amount required to be paid by Stockholder or Station to the Parent Tax Indemnitees pursuant to the terms of
 Section 10.4.2.

     10.4.4    Separate Obligations

     The indemnification obligations set forth in Sections 10.4.2 and 10.4.3 are separate and independent. Accordingly, Parent's obligation to indemnify the Station Tax Indemnitees set forth in Section 10.4.3 shall not be diminished or in any way affected by the pendency of any claim against Stockholder or Station pursuant to the terms of
 Section 10.4.2, provided, however, that in the event a final determination is obtained in judicial proceedings to which Stockholder and Station are parties holding that Stockholder and Station are obligated to indemnify the Parent Tax Indemnitees pursuant to the terms of Section 10.4.2, then the amount of any such indemnification obligation may be offset following such determination against any amounts due to the Station Tax Indemnitees pursuant to the terms of
 Section 10.4.3. The above is not intended to delay the obligation of Stockholder and/or Station to pay any indemnification in accordance with Section 10.4.2 after a final determination is obtained in judicial proceedings.

     10.4.5    Procedure as to Judicial Proceedings
               Relating to Section 10.4.2 Indemnification

     For the purpose of seeking a final determination in a judicial proceeding to which Stockholder and Station are parties as to Stockholder and/or Station's responsibility for indemnification under Section 10.4.2, if deemed necessary by Parent Tax Indemnitees, Stockholder and Station consent and submit to jurisdiction over them in the courts (state or federal) of the State of Washington. The requirements in Sections 10.4.2, 10.4.3, and 10.4.4 that both Stockholder and Station be parties to such a proceeding shall not apply if either no longer exists at the time such a judicial determination is sought in which event only the then existing entity, if any, need be made a party to the judicial proceeding.

     10.4.6    Limitation

     (a) Stockholder and Station shall not be entitled to indemnification for a 10.4.3 Claim (as defined below) under
 Section 10.4.3 unless such 10.4.3 Claim is pending within seven years and one month after the Trigger Date (as defined below). Any claim pursuant to the indemnification provisions of Section 10.4.3 hereof or any written indication from the

 IRS of its intention to challenge the Distribution's qualification for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code shall be considered claims (each, a "10.4.3 Claim"). The date on which Acquiror files its federal income tax return with the Internal Revenue Service for the year in which the Distribution is completed shall be the trigger date (the "Trigger Date").

     (b) Parent shall not be entitled to indemnification for a 10.4.2 Claim (as defined below) under Section 10.4.2 unless such 10.4.2 Claim is pending within three years after the Trigger Date. Any claim pursuant to the indemnification provisions of Section 10.4.2 hereof or any written indication from the IRS of its intention to challenge the Distribution's qualification for nonrecognition of gain (or no inclusion of income) treatment under Section 355 of the Code shall be considered claims (each, a "10.4.2 Claim").

     10.4.7    Assistance and Cooperation

     After the Closing Date, each of Stockholder, Station,
 Parent and Acquiror shall:

     (a) assist (and cause their respective Affiliates to assist) the other parties in preparing any Tax Returns or reports that any such other party is responsible for preparing and filing in accordance with this Section 10.4;

     (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns;

     (c) make available to the other parties and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Station or Taxes of Parent as a result of the Distribution; and

     (d) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request relating to Taxes that the other parties may be required to indemnify under Section 10.4.1 or 10.4.2.

     10.4.8    Parent Indemnification of Acquiror

     Parent agrees to indemnify Acquiror for all Tax liability for which Acquiror is or may be liable solely as a result of being a member of Parent's Affilitated Group (and not as a result of its own operations).

 10.5     Waivers

     Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms exist. The failure of any party at any time or times to require performance of any provision hereof shall not in any manner affect its right at a later time to enforce the same. No waiver by any party of any condition or breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

 10.6     Counterparts

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 10.7     Headings

     The headings preceding the text of Sections of this Agreement are for convenience of reference only and shall not be deemed parts hereof.

 10.8     Applicable Law

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Washington, as applied to contracts executed and to be fully performed in such state by citizens of such state.

 10.9     Parties in Interest

     All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable against the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but this Agreement shall not be assigned by any party hereto in whole or in part without the prior written consent of the other parties hereto. Nothing in Section 6.3.8 shall be construed to give to any employee of Station any legal or equitable right, remedy or claim under this Agreement.

 10.10    Notices

     Any notice or demand desired or required to be given hereunder shall be in writing and given by personal delivery, facsimile or certified or registered mail, postage prepaid and addressed as set forth below, or to such other address as any party shall have previously designated by such notice. Any notice delivered personally or by facsimile shall be deemed to be received on the date of delivery and any notice mailed shall be deemed to be received three days after the date on which it was mailed, so long as it is in fact received within five days.

     Notices to Parent, Acquiror, Stockholder and Station shall be sent, unless any such party shall have notified the other parties hereto in writing of any change in such address:

     TO PARENT:

               LIN Broadcasting Corporation
               5295 Carillon Point
               Kirkland, Washington  98033
               Attention:  General Counsel
               Facsimile:  (206) 828-1900

     TO ACQUIROR:

               LIN Television Corporation
               5295 Carillon Point
               Kirkland, Washington  98033
               Attention:  General Counsel
               Facsimile:  (206) 828-1900

     TO STOCKHOLDER:

               Cook Inlet Communications, Inc.
               Suite 450
               1800 Avenue of the Stars
               Los Angeles, California  90067
               Attention:  Stephen C. Hillard
               Facsimile:  (310) 556-2752

          with a copy to:

               Munger, Tolles & Olson
               Suite 3500
               355 South Grand Avenue
               Los Angeles, California  90071
               Attention:  John Frank
               Facsimile:  (213) 687-3702

     TO STATION:

               Cook Inlet Communications Corp.
               Suite 450
               1800 Avenue of the Stars
               Los Angeles, California  90067
               Attention:  Stephen C. Hillard
               Facsimile:  (310) 556-2752

          with a copy to:

               Munger, Tolles & Olson at the above address

 10.11    Bulk Sales Laws

     Acquiror hereby waives compliance with the Bulk Sales Laws of the state of Connecticut, and Stockholder agrees to indemnify and hold harmless Acquiror from, and reimburse Acquiror for, any and all claims, liabilities or obligations that Acquiror may suffer or incur by virtue of such noncompliance.

 10.12    Entire Understanding

     The terms set forth in this Agreement, together with the other agreements executed by the parties and their Affiliates on the date hereof and the Confidentiality Agreement, as modified by Section 6.1.6, are intended to be the final, complete and exclusive expression of the parties' agreement and supersede all prior or contemporaneous understandings or agreements, whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                         LIN BROADCASTING CORPORATION


                              DONALD GUTHRIE
                         By ____________________________
                              Its ______________________

                         LIN TELEVISION CORPORATION



                              DONALD GUTHRIE
                         By ____________________________
                                Its ____________________



                         COOK INLET COMMUNICATIONS, INC.


                              STEVE HILLARD
                         By ____________________________
                              Its VICE PRESIDENT



                         COOK INLET COMMUNICATIONS CORP.


                              STEVE HILLARD
                         By ____________________________
                              Its VICE PRESIDENT